UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material under §240.14a-12

SEMTECH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2019	Notice of Annual Meeting and Proxy Statement

Semtech Corporation 200 Flynn Road Camarillo, California 93012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 13, 2019

To Our Stockholders:

Notice is hereby given that the 2019 Annual Meeting of Stockholders of Semtech Corporation (the “Company”) will be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 13, 2019 at 11:00 a.m., Pacific Time. The purposes of the meeting are to:

1.	elect ten directors from the candidates nominated by the Company’s Board of Directors to hold office until the next annual meeting or until their respective successors are duly elected and qualified;

2.	consider and act on a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2020;

3.	consider an advisory resolution to approve executive compensation;

4.	transact any other business which may properly come before the 2019 Annual Meeting of Stockholders or any adjournments or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the 2019 Annual Meeting of Stockholders was the close of business on April 18, 2019. Holders of a majority of the outstanding shares of the Company’s common stock as of the record date must be present in person or by proxy in order for the meeting to be held.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 13, 2019: Our Proxy Statement is attached. Our financial and other information is contained in our Annual Report to Stockholders for fiscal year 2019. Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. You will not receive a printed copy of the proxy materials unless specifically requested. This Proxy Statement and our Annual Report to Stockholders for fiscal year 2019, including our Form 10-K for the fiscal year ended January 27, 2019, are available at http://investors.semtech.com/ar2019 which does not have “cookies” that identify visitors to the site. Our proxy materials can be accessed without requiring the use of a control number. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how stockholders may request to receive proxy materials for future annual meetings in printed or email form.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2019 Annual Meeting of Stockholders, we urge you to vote and submit your proxy by the Internet, telephone or mail using the instructions on the Notice of Internet Availability of Proxy Materials, or your proxy card if you received a paper copy of the proxy materials in order to ensure the presence of a quorum.

Any proxy may be revoked by delivery of a later dated proxy or a written notice of revocation or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors

Charles B. Ammann

Secretary

May 3, 2019

Camarillo, California

ATTENDING THE 2019 ANNUAL MEETING OF STOCKHOLDERS

For stockholders of record, the Notice of Internet Availability of Proxy Materials is your ticket to the 2019 Annual Meeting of Stockholders. Please present your ticket together with picture identification when you reach the registration area at the 2019 Annual Meeting of Stockholders.

For stockholders who hold shares through a brokerage firm, bank or other holder of record, please use a copy of your latest account statement showing your investment in our common shares as of the record date as your admission ticket for the meeting. Please present your account statement together with picture identification to one of our representatives at the 2019 Annual Meeting of Stockholders. Please note that you cannot vote your shares at the 2019 Annual Meeting of Stockholders unless you have obtained a legal proxy from your broker, bank or other stockholder of record. A copy of your account statement is not sufficient for this purpose.

Semtech Corporation 2019 Proxy Statement

SEMTECH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 13, 2019

PROXY STATEMENT

The Board of Directors (“Board”) of Semtech Corporation (the “Company,” “we,” “us” or “our”), 200 Flynn Road, Camarillo, California, 93012, furnishes this proxy statement (this “Proxy Statement”) in connection with its solicitation of proxies to be voted at the 2019 Annual Meeting of Stockholders to be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 13, 2019 at 11:00 a.m., Pacific Time, or at any adjournments or postponements thereof (the “Annual Meeting”).

We first made this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card available to stockholders on or about May 3, 2019. The Company’s Annual Report on Form 10-K for fiscal year 2019 (“Annual Report”), including financial statements for the fiscal year ended January 27, 2019, is being made available to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

What am I voting on and what are the Board’s recommendations?

Number	Proposal	Board’s Recommendation
1	To elect ten directors to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. The nominees are:	For the election of each of the nominees
Mr. James P. Burra
Mr. Rodolpho C. Cardenuto
Mr. Bruce C. Edwards
Mr. Saar Gillai
Mr. Rockell N. Hankin
Ms. Ye Jane Li
Mr. James T. Lindstrom
Mr. Mohan R. Maheswaran
Dr. Carmelo J. Santoro
Ms. Sylvia Summers
2	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2020.	For ratification for fiscal year 2020
3	To adopt an advisory resolution to approve executive compensation.	For the approval of our executive compensation

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “How will voting on any other business be conducted?” below.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

We are using the Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a “Notice of Internet Availability of Proxy Materials” (“Notice”) instead of a printed copy of this Proxy Statement and our Annual Report. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how stockholders can receive a printed copy

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of our proxy materials, including this Proxy Statement, our Annual Report and a proxy card or voting instruction form. In addition, the Notice provides instructions on how stockholders may request to receive proxy materials for future annual meetings in printed or email form. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

Who is entitled to vote?

Stockholders as of the close of business on April 18, 2019 (the “Record Date”) are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders are not entitled to cumulative voting rights in the election of directors.

Who are the largest principal stockholders?

See “Beneficial Ownership of Securities” elsewhere in this Proxy Statement for a table setting forth each owner of greater than 5% of the Company’s common stock as of April 18, 2019.

What percentages of stock do the directors and officers own?

Together, they own about 2.0% of the Company’s common stock as of April 18, 2019. For information regarding the ownership of our common stock by management, see the section entitled “Beneficial Ownership of Securities” elsewhere in this Proxy Statement.

What does it mean if I get more than one Notice or set of proxy materials?

It means that you hold shares registered in more than one account. You must submit your proxy or voting instructions for each account for which you have received a Notice or set of proxy materials to ensure that all of your shares are voted.

How do I vote?

Record holders: Stockholders may vote using the Internet, by telephone, in person at the Annual Meeting, or by proxy via the proxy card as instructed on the proxy card if you requested and received printed copies of the proxy materials by mail. If you will be returning your vote by use of the proxy card, indicate your voting preferences on the proxy card, sign and date it, and return it in the prepaid envelope provided with this Proxy Statement. If you return a signed proxy card but do not indicate your voting preferences, the proxies named in your proxy card will vote FOR the election of each of the director nominees (Proposal Number 1), the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), and the advisory resolution to approve executive compensation (Proposal Number 3) on your behalf as recommended by the Board on those proposals; and as the proxy holders may determine in their discretion with respect to any other matters properly presented for vote at the Annual Meeting. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company’s Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the Annual Meeting although the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. Instructions for voting by using the Internet or by telephone are set forth in the Notice and/or on the proxy card.

If you hold Semtech shares in “street name”: Your broker, bank or other nominee will ask for your instructions, generally by means of a voting instruction form. If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Please note that brokers do not have discretionary

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authority to vote on the election of directors (Proposal Number 1), or the advisory resolution to approve executive compensation (Proposal Number 3). Consequently, without your voting instructions, your brokerage firm cannot vote your shares with respect to Proposals Number 1 or 3. However, brokers do have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2). Therefore, your broker will be able to vote your shares with respect to Proposal Number 2 even if it does not receive instructions from you, so long as it holds your shares in its name. If you wish to vote in person at the Annual Meeting, please use a copy of your latest account statement showing your investment in our common shares as of the Record Date as your admission ticket for the meeting. Please present your account statement together with picture identification to one of our representatives at the Annual Meeting. Please note that you cannot vote your shares at the Annual Meeting unless you have obtained a legal proxy from your broker, bank or other stockholder of record. A copy of your account statement is not sufficient for this purpose.

How are the votes counted?

A “broker non-vote” occurs when a bank, broker or other record holder of the Company’s shares does not vote on a proposal because it does not have discretionary voting authority and it has not received instructions from the beneficial owner on how to vote on the proposal. Abstentions and broker non-votes will not be counted in determining the outcome of the election of directors (Proposal Number 1) since the election of directors is based on the votes actually cast. Withheld votes will be considered for purposes of the Company’s “Majority Withheld Vote” policy discussed below. Abstentions will have the same effect as negative votes on the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), and the advisory resolution to approve executive compensation (Proposal Number 3) because they represent votes that are present, but not cast. Proposal Number 2 is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Number 2, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of the independent registered public accounting firm and, therefore, there will be no broker non-votes for Proposal Number 2. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and so will not be counted in determining the outcome of Proposal Number 3.

What constitutes a quorum?

As of the Record Date, 66,644,921 shares of the Company’s common stock were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of these outstanding shares is necessary to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed for approval of each item?

Proposal Number 1. Under the Company’s Bylaws, director nominees will be elected by a plurality of the votes cast in person or by proxy. Thus, for Proposal Number 1, the ten nominees who receive the most votes cast, even if less than a majority, will be elected as directors. Stockholders are not entitled to cumulative voting with respect to the election of directors.

However, as described below, and as set forth in the Company’s Corporate Governance Guidelines, available under the “Investors” section at the Company’s website www.semtech.com, the Company has adopted a majority voting policy (“Majority Withheld Vote”) for uncontested elections of the Board of Directors (elections where the only nominees are those recommended by the Board of Directors). Withheld votes will be considered for purposes of the Majority Withheld Vote.

Under this policy, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election by stockholders

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present in person or by proxy at an annual or special meeting of the stockholders and entitled to vote will tender a written offer to resign from the Board. Such offer to resign will be tendered within five business days following the certification of the stockholder vote by the inspector of elections.

The Company’s Nominating and Governance Committee will promptly consider the resignation offer and recommend to the full Board whether to accept it.

To the extent that a director’s resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following the certification of the stockholder vote by the inspector of elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the SEC within four business days of the Board’s determination.

The Board believes that this process enhances accountability to stockholders and responsiveness to stockholders’ votes, while allowing the Board appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and its stockholders.

Proposals Number 2 and 3. Our Bylaws require that each of the other items to be submitted for a vote of stockholders at the Annual Meeting receive the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Notwithstanding the vote required by our Bylaws, please be advised that the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), and the advisory resolution to approve executive compensation (Proposal Number 3) are advisory only and are not binding on us. Our Board will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

How will voting on any other business be conducted?

Although the Board does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holder to vote on those matters in his or her discretion.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted.

Who will count the vote?

Computershare Trust Company, N.A. will tabulate the votes and act as inspector of election at the Annual Meeting.

Who pays for the cost of this proxy solicitation?

The Company pays for the cost of soliciting proxies on behalf of the Board. The Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in

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forwarding proxy material to beneficial owners. Proxies may be solicited by mail, telephone, other electronic means, or in person. Proxies may be solicited by directors, officers and regular, full-time employees of the Company, none of whom will receive any additional compensation for their services.

How can I obtain a copy of the Company’s Annual Report?

We will promptly provide, on written or oral request and without charge, a copy of the Company’s Annual Report, including financial statements and financial statement schedules, to any person whose proxy is solicited or any beneficial owner of our common stock. Requests should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111.

Copies of the Company’s SEC filings are also available under the “Investors” section of the Company’s website at www.semtech.com. Any stockholder desiring additional proxy materials or a copy of the Company’s Bylaws should similarly contact the Company’s Secretary.

How many copies of the Notice, this Proxy Statement and the Annual Report will I receive if I share my mailing address with another security holder?

Unless we have been instructed otherwise, we are delivering only one Notice, and for stockholders of record who have requested and received printed copies of the proxy materials by mail, we are delivering only one Proxy Statement and Annual Report, to multiple security holders sharing the same address. This is commonly referred to as “householding.” We will, however, deliver promptly a separate copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, to a security holder at a shared address to which a single copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, was delivered, on written or oral request. Requests for copies of the Notice, or this Proxy Statement and the Annual Report, as applicable, or requests to cease householding in the future should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111. If you share an address with another stockholder and wish to receive a single copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, instead of multiple copies, you may direct this request to us at the address or telephone number listed above. Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Where can I find the voting results of the Annual Meeting?

Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting in a Current Report on Form 8-K to be filed with the SEC and which we will make available on our website at www.semtech.com under “Investors.”

Where can I find general information about the Company?

General information about us can be found on our website at www.semtech.com. The information on our website is for informational purposes only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report that we file with the SEC. We make available free of charge, either by direct access on our website or a link to the SEC’s website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

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PROXY STATEMENT

Special Note

Regarding Forward-Looking and Cautionary Statements

This Notice of Annual Meeting of Stockholders and Proxy Statement contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, operating results, and liquidity. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “estimate,” “should,” “will,” “designed to,” “projections,” or “business outlook,” or other similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: fluctuation in the Company’s future results; downturns in the business cycle; decreased average selling prices of the Company’s products; reduced demand for the Company’s products due to global economic conditions; changes in the United States (“U.S.”) and global social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment, including potential increases on tariffs of goods imported into the U.S.; export restrictions and laws affecting the Company’s trade and investments including the adoption and expansion of trade restrictions or the occurrence of trade wars; business interruptions; the Company’s reliance on a limited number of suppliers and subcontractors for component and materials; potentially insufficient liability insurance if the Company’s products are found to be defective; obsolete inventories as a result of changes in demand and change in life cycles for the Company’s products; the Company may be unsuccessful in developing and selling new products; the Company’s products having to undergo a lengthy and expensive qualification process without any assurance of product sales; the Company’s products failing to meet industry standards; the Company’s inability to protect intellectual property rights; the Company suffering losses if its products infringe the intellectual property rights of others; the Company’s need to commit resources to product production prior to receipt of purchase commitments; increased business risk from foreign customers; the Company’s foreign currency exposures; competition against larger, more established entities; increased competition due to industry consolidation; the loss of any one of the Company’s significant customers; volatility of customer demand; termination of a contract by a distributor; the Company’s inability to effectively control the sales of its products on the gray market; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; government regulations and other standards that impose operational and reporting requirements; any impact on the Company from changes leading up to and following the United Kingdom’s likely exit from the European Union; the Company’s failure to comply with applicable environmental regulations; increase in the Company’s cost of doing business as a result of having to comply with the codes of conduct of certain of the Company’s customers and suppliers; volatility of the Company’s effective tax rate; changes in tax laws; taxation of the Company in other jurisdictions; potential increased tax liabilities and effective tax rate if the Company needs to repatriate funds held by foreign subsidiaries; the Company’s limited experience with government contracting; potential government investigations and inquiries; loss of the Company’s key personnel; risks associated with companies the Company has acquired in the past and may acquire in the future and the Company’s ability to successfully integrate acquired businesses and benefit from expected synergies; the Company’s reliance on certain critical information systems for the operation of its business; the Company may be required to recognize additional impairment charges; losses in the value of investments in entities we do not control; the receipt of inaccurate, incomplete or untimely financial information from entities in which we have an interest for which we are required to consolidate; the Company’s ability to generate cash to service its debt obligations; restrictive covenants in the Company’s credit agreement which may restrict its ability to pursue its business strategies; costs associated with the Company’s indemnification of certain customers, distributors and other parties; the Company’s common stock price could be subject to extreme price fluctuations; the impact on the Company’s common stock price

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if securities or industry analysts do not publish reports about the Company’s business or adversely change their recommendations regarding the Company’s common stock; anti-takeover provisions in the Company’s organizational documents could make an acquisition of the Company more difficult; the Company is subject to litigation risks which may be costly to defend. In light of the significant risks and uncertainties inherent in the forward-looking information included herein that may cause actual performance and results to differ materially from those predicted, any such forward-looking information should not be regarded as representations or guarantees by the Company of future performance or results, or that its objectives or plans will be achieved, or that any of its operating expectations or financial forecasts will be realized. Reported results should not be considered an indication of future performance. Investors are cautioned not to place undue reliance on any forward-looking information contained herein, which reflect management’s analysis only as of the date hereof.

Except as required by law, the Company assumes no obligation to publicly release the results of any update or revision to any forward-looking statement that may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated or future events, or otherwise.

In addition to regarding forward-looking statements with caution, you should consider that the preparation of the consolidated financial statements requires us to draw conclusions and make interpretations, judgments, assumptions and estimates with respect to certain factual, legal, and accounting matters. Our consolidated financial statements might have been materially impacted if we had reached different conclusions or made different interpretations, judgments, assumptions or estimates.

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ELECTION OF DIRECTORS

(Proposal Number 1)

Our Board, upon the recommendation of the Nominating and Governance Committee, is proposing ten directors to be elected at the Annual Meeting, each to serve until the following annual meeting of stockholders or until his or her respective successor is elected and qualified. On September 20, 2018, the Board voted to increase its size from eight to ten directors and appointed our newest Board members, Messrs. Rodolpho C. Cardenuto and Saar Gillai, as directors. With the exception of our newest Board members, all of the nominees were elected to their present terms of office by the stockholders. There are no arrangements or understandings between any nominee and any other person for selection as a nominee. All of the nominees have consented to be named as nominees, and have indicated their intent to serve if elected. Unless a stockholder directs otherwise in its proxy, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the named proxy holders will vote the shares for such other person, if any, as shall be designated by the Board. Our Board currently has no knowledge that any of the nominees will be unable or unwilling to serve.

✓	The Board recommends a vote FOR the election of each of the nominees listed below

Rockell N. Hankin

Age 72

Director since 1988

Chairman of the Board since 2006

Nominating & Governance Committee Chair

Private investor from January 2006 to date. Chief Executive Officer and Principal, Hankin & Co., a diversified business advisory and investment banking firm from June 1986 through December 2005. Chairman of the Board of the Kavli Foundation.

Mr. Hankin has spoken on corporate governance issues including at the Duke Capital Markets Director’s Education Institute, UCLA’s Director Certification Program, the University of Maryland Directors’ Institute and various other corporate governance programs.

Qualifications: Mr. Hankin’s qualifications to serve as a member of the Board include his 30 years of experience as Director of the Company which we believe provides our Board with specific expertise and insight into our business, his experience as a former chairman or a former director of other public and private companies and his advisory and corporate governance expertise.

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ELECTION OF DIRECTORS (Proposal Number 1)

James P. Burra

Age 76

Director since 1991

Vice Chairman of the Board since 2007

Audit Committee

Nominating and Governance Committee

Chief Executive Officer and majority owner of Endural, LLC, a private company and manufacturer of a proprietary line of vacuum formed, high density polyethylene containers, since October 2006 and Chief Executive Officer of predecessors since 1989. Mr. Burra previously served as Chief Financial Officer of Intercole, Inc., a public multi-industry industrial products company and as a senior audit manager with Arthur Andersen & Co.

Former director of Earl Scheib, Inc. from 2007 to 2010, a former public company and operator of retail automobile paint and body shops. Former director of Hoover Group, Inc., former parent company of Endural LLC, from 1998 to 2006.

Qualifications: Mr. Burra’s qualifications to serve as a member of the Board include his 27 years of experience as Director of the Company, his senior executive management experience as a Chief Financial Officer as well as Chief Executive Officer, his experience in public company finance and accounting, and his experience as a director of other public companies.

Rodolpho C. Cardenuto

Age 59

Director since September 2018

Compensation Committee

Senior Vice President, Sales of Magic Leap, a private company focused on augmented reality products, since January 2019. President of SAP Americas, Inc. Global Partner Operations organization from 2014 to December 2018. Joined SAP in 2008 as President of SAP Latin America and the Caribbean and also served as President of SAP Americas in 2013. Held executive positions at Hewlett-Packard Company from 2001 to 2007, and prior to 2001, executive positions at Vesper, Nextel, and Hewlett-Packard Brasil Ltda.

Qualifications: Mr. Cardenuto’s qualifications to serve as a member of the Board include his more than 25 years of extensive and high level experience in the technology industry.

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ELECTION OF DIRECTORS (Proposal Number 1)

Bruce C. Edwards

Age 65

Director since 2006

Compensation Committee Chair

Chief Executive Officer of Palagon Partners, LLC, a business advisory group, since November 2007. Executive Chairman of Powerwave Technologies, Inc. (“Powerwave”), a leading supplier of antenna systems, base station subsystems and coverage solutions to the wireless communications industry, from February 2005 through November 2007. Chief Executive Officer of Powerwave from February 1996 through February 2005. Previously held executive and financial positions at AST Research, Inc., a personal computer company, AMDAX Corporation, a manufacturer of radio frequency modems, and public accounting firm Arthur Andersen and Co.

Director of Lantronix, Inc., a public company and global supplier of smart M2M connectivity solutions since November 2012. Chairman of the Board of Emulex Corporation, a public company and global provider of advanced storage networking infrastructure solutions from February 2014 until May 2015 and director since May 2000. In May 2015 Emulex was acquired by Avago Technologies.

Qualifications: Mr. Edward’s qualifications to serve as a member of the Board include senior executive management, accounting and financial experience at publicly-traded technology companies which we believe provides our Board with valuable executive-level insights and his experience as a director of other public companies.

Saar Gillai

Age 52

Director since September 2018

Audit Committee

Chief Executive Officer and Director of Teridion, a Cloud-based networking company, since October 2017. Senior Vice President and General Manager of Hewlett Packard Enterprise’s Communications Solutions Business from October 2014 to October 2016. Senior Vice President, General Manager and Chief Operating Officer of HP Cloud from November 2012 to October 2014. Previously held executive positions at 3Com, Enfora, Tropos Networks, and Cisco Systems.

Director of SpaceIQ, a private company and provider of smart IWMS/CAFM facility management software since July 2017. Director of Xilinx, a public company and the leading provider of All Programmable FPGAs, SoCs, MPSoCs and 3D ICs since May 2016.

Qualifications: Mr. Gillai’s qualifications to serve as a member of the Board include his senior executive and board experience in both startups and public companies and his over 20 years of experience in the technology industry.

10  |  Semtech Corporation 2019 Proxy Statement

ELECTION OF DIRECTORS (Proposal Number 1)

Ye Jane Li

Age 51

Director since 2016

Compensation Committee

Strategic Advisor, Diversis Capital, LLC, a private equity firm that invests in middle-market companies, since 2013. Chief Operating Officer, Huawei Enterprise USA, Inc., a company that markets IT products and solutions to datacenters and enterprises from 2012 to 2015. Previously, General Manager at Huawei Symantec USA, Inc. from 2010 to 2012. Consultant in 2009 to The Gores Group, a private equity firm focusing on the technology sector. Executive Vice President and General Manager at Fujitsu Compound Semiconductor Inc. and its Joint Venture with Sumitomo Electric Industries, Ltd., Eudyna Devices Inc., from 2004 to 2009. Prior to 2004, held executive and management positions with NeoPhotonics Corporation, Novalux Inc. and Corning Incorporated.

Director of Knowles Corporation since February 2018, a public company and leading supplier of advanced micro-acoustic, audio processing, and precision device solutions. Director of ServicePower since July 2017, a private company that provides mobile workforce management software solutions. Director of Women in Cable TV and Telecommunications from 1998 to 2001, a non-profit organization promoting women’s leadership in Cable TV and Telecommunications industries.

Qualifications: Ms. Li’s qualifications to serve as a member of the Board include her senior executive level experience in a wide range of technology companies from telecommunication components and systems, to semiconductor to IT and datacenters representing a variety of market segments Semtech serves, as well as her experience as a director of private and public companies. Her background and experience also provides the board with invaluable insights into Asian markets, which are important strategic markets for us.

James T. Lindstrom

Age 73

Director since 2002

Audit Committee Chair

Former Chief Operating Officer of Kilopass Technology, Inc., a semiconductor intellectual property company, from April 2015 through November 2016. Former Chief Financial Officer of Kilopass from January 2012 through November 2013. Chief Financial Officer of eSilicon Corporation from March 2005 to February 2011. eSilicon Corporation provides ASIC design, productization and manufacturing services to the semiconductor industry. Previously held executive financial positions at Trident Microsystems, Inc., ECAD, Inc., now Cadence Design Systems, C-Cube Microsystems, Inc., FormFactor, Inc., Silicon Perspective Corporation and Fairchild Camera and Instrument Corporation.

Qualifications: Mr. Lindstrom’s qualifications to serve as a member of the Board include his senior financial executive experience at public and private companies in the semiconductor industry and his experience as a director of a company in the semiconductor industry, which we believe provides our Board with a deep understanding of our industry and business.

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ELECTION OF DIRECTORS (Proposal Number 1)

Mohan R. Maheswaran

Age 55

Director since 2006

President and Chief Executive Officer of the Company since April 2006. He was Executive Vice President and General Manager of Intersil Corporation (“Intersil”), a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil’s Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was previously employed by Elantec Semiconductor as Vice President of Business Development and Corporate Strategy from January 2001 to June 2001; by Allayer Communications, a communications integrated circuit startup acquired by Broadcom Corporation; and by IBM Microelectronics, Texas Instruments Incorporated, Hewlett-Packard Company and Nortel Communications.

Qualifications: Mr. Maheswaran’s qualifications to serve as a member of the Board include his years of senior executive, management, and development experience at analog semiconductor companies. Mr. Maheswaran’s current position as our President and Chief Executive Officer also brings to the Board knowledge of the day-to-day operations of the Company, which provides invaluable insight to our Board as it reviews the Company’s strategic and financial plans.

Carmelo J. Santoro

Age 77

Director since 2013

Compensation Committee

Retired, independent business consultant with Santoro Technology Associates, which provides general management, strategic planning, marketing and operations services for the computer hardware and software, semiconductor, disk drive, networking, technology services, biotechnology and financial services industries since 2003. Retired from Attensity Inc. in 2003 where he served as President and Chief Executive Officer since 2000. Previously held Chief Executive Officer and Chairman positions with Platinum Software Corporation and Silicon Systems, Inc. Dr. Santoro held other senior positions at RCA Corporation, American Microsystems Incorporated, and Motorola, Inc.

Has been a director of more than 28 public and private companies over the past 30 years including Ashton-Tate Corporation, AST Research, Inc., Seagate Technology PLC and Dallas Semiconductor Corp.

Qualifications: Dr. Santoro’s qualifications to serve as a member of the Board include his senior executive management experience in technology-related industries, and his experience as a director of private companies and multiple public companies, which we believe provides our Board with valuable board-level experience.

12  |  Semtech Corporation 2019 Proxy Statement

ELECTION OF DIRECTORS (Proposal Number 1)

Sylvia Summers

Age 66

Director since 2013

Audit Committee

Nominating and Governance Committee

Chief Executive Officer, President and Director of Trident Microsystems, Inc., a company that delivers integrated circuits to the digital TV and set top box markets, from 2007 through 2011. Previously Executive Vice President and General Manager at Spansion Ltd. from 2003 to 2007 and Group Vice President at Cisco Systems, Inc. from 2001 to 2002.

Director of Aristocrat Leisure Limited, a company listed on the Australian Stock Exchange and a leading provider of gaming solutions, since September 2016. Previously served as a director of public companies, including Headwaters, Inc. from 2013 to 2017, Alcatel-Lucent from 2015 to 2016, JNI Corporation from 2001 to 2003, Riverstone Networks Inc. from 2002 to 2006 and Gadzoox Networks, Inc. from 2001 to 2003 where she served on the audit and compensation committees.

Qualifications: Ms. Summers’ qualifications to serve as a member of the Board include her senior executive level experience in technology-related industries and experience as a director of several public companies, which we believe provides our Board with valuable executive-level insights and board-level experience.

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CORPORATE GOVERNANCE

Code of Conduct

The Board has adopted a written Core Values and Code of Conduct (“Code of Conduct”) that applies to our directors and employees of the Company, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct, which is the Company’s written “code of conduct” within the meaning of the Nasdaq Listing Rules applicable to companies whose stock is listed for trading on the Nasdaq Stock Market LLC (“Nasdaq”) and which constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002, expresses the Company’s commitment to the highest standards of ethical business conduct.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that set forth key principles that guide its actions. Some of these principles are discussed below.

Independence

Our Board has determined that all current directors, other than Mr. Maheswaran, are independent under applicable Nasdaq rules and the Board is comprised of a majority of independent directors. The Board determined that Mr. Maheswaran does not meet the independence standards due to his employment by the Company.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Chief Executive Officer and Chairman of the Board are separate positions under the Board’s current leadership structure. The Chief Executive Officer establishes the corporate direction and strategy, and is responsible for the day-to-day leadership of the Company. The Chief Executive Officer is subject to certain Board-established grants of authority and a Board Review Policy, under which the Board reserves for its action certain material, key strategic, or related matters, and notes matters of Company action on which the Board is to be kept informed. The Chairman of the Board provides guidance to the Chief Executive Officer, presides over the meetings of the stockholders and directors, and guides the Board in fulfilling its obligations. The Chairman of the Board and the Chief Executive Officer hold meetings on a regular basis to discuss both near term and longer range strategic matters. The Chairman of the Board and the Chief Executive Officer collaborate on the preparation of the agenda for each regular Board meeting to set matters to be presented to the Board for its information, attention and action as necessary. Following each meeting of the Board after the independent directors have met in executive session per the Board’s standard practice, the Chairman of the Board meets with the Chief Executive Officer to provide feedback on matters raised during the meeting of the Board, and on matters considered for further action or follow-up. On behalf of the Board, the Chairman of the Board also provides one-on-one performance feedback to the Chief Executive Officer. The Board feels this structure facilitates efficient management oversight and enables the Board to effectively meet its governance duties.

Majority Voting and Director Resignation

The Company has adopted a majority voting policy for uncontested elections of the Board (elections where the only nominees are those recommended by the Board). In an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election by stockholders present in person or by proxy at the annual or special meeting of the stockholders and entitled to vote in the election of directors, will tender a written offer to resign from the Board within five business days following the certification of the stockholder vote by the inspector of elections.

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CORPORATE GOVERNANCE

The Company’s Nominating and Governance Committee will promptly consider the resignation offer and recommend to the Board whether to accept it.

To the extent that a director’s resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following the certification of the stockholder vote by the inspector of elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the SEC within four business days of the Board’s determination.

The Board’s Role in Risk Oversight and Management

The Board actively oversees risk management of the Company, including having oversight over the Company’s information technology and cybersecurity policies and procedures. The Audit Committee serves as the focal point at the Board level for overseeing the Company’s overall risk management process. Among its duties, the Audit Committee reviews with management (a) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks.

The Company periodically conducts enterprise risk assessment evaluations with Audit Committee oversight and participation. The results of the most recent enterprise risk assessment (conducted in fiscal year 2018) were reported first to the Audit Committee, and subsequently to the Board for evaluation, identification of matters for additional attention, and overall risk management. The Audit Committee continues to oversee fulfillment of management initiatives instituted to address risks identified in the enterprise risk assessment process.

Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. After receiving a report from a committee, the Board provides guidance as it deems necessary.

Specific Company management functions are responsible for day-to-day risk management. Our accounting, finance, legal, operations, and internal audit areas serve as the primary monitoring and testing functions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, international, and compliance and reporting levels.

The Board believes that its grants of authority to the Chief Executive Officer and under the Board Review Policy for the Chief Executive Officer as noted above in “Board Leadership Structure” serve to oversee and manage risks by ensuring that the Board is kept well informed on material matters, and is the ultimate approving authority for selected matters. The Board also receives regular reports from the Chief Executive Officer reporting on areas involving operational, human resources, legal, compliance, financial and strategic risks, as well as reports from senior officers of the Company on selected matters as requested from time to

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CORPORATE GOVERNANCE

time by the Board as part of its recurring meeting process. The Board receives such reports from the Chief Executive Officer and senior executives to enable the Board to understand the identification, management and mitigation strategies for the reported risks.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Policy on Hedging and Pledging

The Company recognizes that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. The Company has adopted stock ownership guidelines (as described below in the section titled “Compensation Discussion and Analysis”) that, among other things, are intended to align the interests of stockholders, and the Company’s directors and officers. In keeping with the intent of the stock ownership guidelines, as well as for the purpose of clearly outlining the Company’s position on acceptable trading activity, the Company has incorporated prohibitions on various hedging activities within its stock trading guidelines, which guidelines apply to directors, officers and employees. The guidelines prohibit directors, officers and employees or their designees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the securities of the Company. The guidelines prohibit all short sales of Company stock and any trading in derivatives (such as put and call options) that relate to Company securities. The guidelines also prohibit pledging any Company stock or equity awards as collateral for any margin account, or other form of credit arrangement.

Risk Assessment of Compensation Programs

In compliance with SEC disclosure requirements, we have evaluated our compensation policies and practices to determine if any of our programs create risks that are reasonably likely to have a material adverse effect on the Company. We have concluded that our compensation policies and practices do not create such risks. We evaluated our executive program, as well as our broad-based compensation and benefits programs on a worldwide basis. We focused on looking at whether any program’s elements, criteria, purposes or objectives create undesired or unintended risk of a material nature. While all programs were evaluated, primary review and attention was placed on programs having potential for variable payouts where an individual participant or small groups of participants might have the ability to directly affect, control or impact payout results. We believe that all compensation programs are structured with appropriate controls, objective measurement variables, review authorities and payment methodologies that, in the aggregate, are designed and administered so that there is not any reasonable likelihood of material adverse risks to the Company arising from or caused by any of our compensation programs. In addition, “claw-back” rights and provisions in applicable executive compensation plans as discussed below in our “Compensation Discussion and Analysis” are additional safeguards that encourage executives to refrain from making risky decisions or taking actions that could harm the Company.

In particular, base salaries are fixed in amount and are, therefore, not susceptible to encouraging unnecessary or excessive risk taking. Although the performance-based, short-term annual cash incentives focus on achievement of short-term individual performance and business-related goals, which could encourage taking of short-term risks at the expense of long-term goals, this element of compensation is offset and balanced by the Company’s use of long-term, multi-year incentive programs that are designed to align our executives’ interests with those of the Company’s stockholders. We believe that long-term, multi-year incentive programs do not encourage unnecessary or excessive risk taking because the ultimate value of these programs is tied to the value of the Company’s stock and the grant dates and vesting dates are staggered over multiple years to ensure that executives have a significant stake in the long-term performance of the Company’s stock.

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CORPORATE GOVERNANCE

Evaluation of Chief Executive Officer Performance

In concert with our Compensation Committee in accordance with that Committee’s charter, the Board of Directors oversees and evaluates the performance of the Chief Executive Officer on an ongoing basis, including a formal annual performance review. Such evaluation includes regular assessment of his performance against goals and objectives established in connection with his compensation programs, as well as his overall performance in leading and managing the Company.

Annual Board Evaluation

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee at least annually reviews, discusses and assesses the performance and effectiveness of the Board and the individual directors and makes relevant recommendations to the Board. The Nominating and Governance Committee also considers the self-evaluations of each standing committee and evaluates the need for any restructuring of the committees. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.

In fiscal 2019, the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole and the background and skills of each director. Each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter and reported to the Board on the results of its evaluation.

Transactions with Related Parties

We have adopted a written Related-Person Transaction Policy, approved by the Audit Committee and the Board, which provides guidelines for the disclosure, review, ratification and approval of transactions with our directors, executive officers, 5% stockholders and their immediate family members in which the amount involved exceeds or reasonably can be expected to exceed $120,000. The policy supplements our other policies or procedures that may be applicable to a transaction, including our Code of Conduct. Under the Code of Conduct, all directors and employees are expected to avoid actual or apparent conflicts between personal interests and interests of the Company. The policy is administered by the Audit Committee and related-person transactions must be terminated unless approved or ratified by the Audit Committee in accordance with the terms of the policy. In making its determination, the Audit Committee is to take into account all relevant factors and material facts it deems significant including:

•	the size and materiality of the transaction and the amount of consideration payable to the related-person;

•	the nature of the interest of the related-person;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties on better terms;

•	whether there are business reasons to enter into the transaction; and

•	whether the transaction is fair to the Company.

Since January 29, 2018, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, persons who we know hold more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described elsewhere in this Proxy Statement.

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CORPORATE GOVERNANCE

Director Attendance at Meetings

Directors are expected to devote sufficient time to the Board and its committees and to carry out their duties and responsibilities effectively. It is expected that each director will be available to attend all meetings of the Board and any committees on which the director serves, as well as the Company’s annual meeting of stockholders. During the Company’s last fiscal year, the Board held seven regularly scheduled meetings and 21 committee meetings. Each of the then incumbent directors attended 75% or more of the aggregate of the meetings of the Board and the meetings of the committees of the Board on which such director served during the last fiscal year. As is our practice, the independent directors met in an executive session without management present at several of these meetings. It is the policy of the Company that all of the directors attend the annual meetings of stockholders unless important personal reasons prohibit it. Each of the then incumbent directors attended last year’s Annual Meeting, held in June 2018.

Continuing Education

Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and Board committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance. The Company provides each director with membership in the National Association of Corporate Directors. Each director is required to participate, at the Company’s expense, in a minimum amount of director education during a given two-year period. A “two-year” period ends each even numbered fiscal year of the Company.

Committees

The Board has an Audit Committee, Compensation Committee, and Nominating and Governance Committee. Committee assignments and designations of committee chairs are made annually by a vote of the Board at the annual organizational meeting of directors held in conjunction with the annual meeting of stockholders. All committees are authorized to engage advisors as deemed necessary to carry out their duties and each committee is charged with conducting an annual self-evaluation and assessment of its charter. Current committee assignments are set forth in the following table:

Director	Audit	Compensation	Nominating and Governance
Rockell N. Hankin, Chairman of the Board			Chair
James P. Burra, Vice Chairman of the Board	✓		✓
Rodolpho C. Cardenuto		✓
Bruce C. Edwards		Chair
Saar Gillai	✓
Ye Jane Li		✓
James T. Lindstrom	Chair
Carmelo J. Santoro		✓
Sylvia Summers	✓		✓
Number of meetings during fiscal year 2019	8	7	6

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CORPORATE GOVERNANCE

Audit	Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of the Audit Committee is independent as defined by Nasdaq and SEC rules applicable to audit committee members, is financially sophisticated as defined by Nasdaq rules, and is an audit committee financial expert as defined by SEC rules.

The Audit Committee’s responsibilities are set forth in a written charter and include assisting the Board in overseeing the:

•	accounting and financial reporting processes of the Company;

•	Company’s internal audit function;

•	integrity of the Company’s financial statements and systems of internal controls and disclosure controls;

•	audits of the Company’s financial statements;

•	appointment, compensation, retention and work of the auditor;

•	Company’s financial risk; and

•	Company’s compliance with legal and regulatory requirements and the Company’s Code of Conduct.

The Audit Committee meets periodically with the Company’s independent registered public accounting firm outside the presence of Company management. The Audit Committee has also been designated by the Board to serve as the Company’s Qualified Legal Compliance Committee, within the meaning of Section 205 of the SEC’s Standards of Professional Conduct for Attorneys Appearing and Practicing before the Commission in the Representation of an Issuer. The Audit Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management.

The Audit Committee has adopted a policy regarding pre-approval of services to be provided by the Company’s independent registered public accounting firm, which is described below under the heading “Policy On Audit Committee Pre-Approval Of Audit And Permissible Non-Audit Services,” and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described below under the heading “Contacting The Board Of Directors.”

Compensation Committee

The Compensation Committee’s written charter requires that its members satisfy the independence requirements of Nasdaq and applicable law. The Compensation Committee consists of four Board Members, each of whom the Board has affirmatively determined satisfies these independence requirements. The Compensation Committee charter sets forth the purpose and responsibilities of the Compensation Committee, which include the following:

•	reviewing and approving goals and objectives for our Chief Executive Officer, and evaluating his performance against those goals and objectives;

•	determining (or recommending to the Board for determination) all elements of the Chief Executive Officer’s compensation and that of our other executive officers;

•	reviewing the Company’s management development programs and succession plans;

•	overseeing and periodically reviewing the operation of the Company’s incentive programs and benefit plans;

•	carrying out all responsibilities and functions assigned to it by the documents governing the Company’s incentive programs and benefit plans;

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CORPORATE GOVERNANCE

•	making and approving equity awards; and

•	reviewing and making recommendations to the Board with respect to the compensation of our directors who are not also employed by the Company or one of our subsidiaries (“Non-Employee Directors”).

The Compensation Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management. The Compensation Committee may also delegate to subcommittees such authority as it deems appropriate. The Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee. Our executive officers, including the Named Executive Officers (as defined in the “Compensation Discussion and Analysis” below), do not have any role in determining the form or amount of compensation paid to our executives. However, our Chief Executive Officer does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Nominating and Governance Committee

The Nominating and Governance Committee’s written charter charges it with assisting the Board by:

•	identifying and evaluating individuals qualified to become members of the Board;

•	recommending to the Board director nominees for election at each annual meeting and to fill vacancies on the Board;

•	making recommendations to the Board regarding the Board offices of Chair and Vice Chair, assignments to Board committees and committee chairs;

•	developing, overseeing the effectiveness of and recommending changes to the Company’s Corporate Governance Guidelines;

•	making other recommendations to the Board regarding corporate governance matters and nomination and evaluation matters relating to the directors;

•	overseeing the evaluation of the Board; and

•	taking such other actions within the scope of its charter as the Committee deems necessary or appropriate.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined by Nasdaq rules. The Nominating and Governance Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management.

Corporate Governance Materials

The following materials are available free of charge under the “Investors” page of the Company’s website at www.semtech.com or by sending a request for a paper copy to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012:

•	Bylaws

•	Code of Conduct

•	Corporate Governance Guidelines

•	Audit Committee Charter

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CORPORATE GOVERNANCE

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Director Nominations Policy

•	Director Compensation Policy

•	Director Stock Ownership Guidelines

•	Executive Stock Ownership Guidelines

•	Related-Persons Transaction Policy

•	Board Committee Assignments

•	Stock Trading Guidelines

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CONTACTING THE BOARD OF DIRECTORS

General Business Matters

Our Annual Meeting provides an opportunity for stockholders to speak directly with the Board regarding appropriate matters. Stockholders also may communicate with the Board, or any committee or director, about Company business by writing to such party in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012. Stockholders are encouraged to include evidence of their holdings with their communications. The Company’s Secretary will forward communications as applicable to the Chairman of the Board, the applicable committee chair, or individual named director if a communication is directed to an individual director. Any communication deemed to involve an accounting matter will be sent to the Chair of the Audit Committee. The foregoing process is in accordance with the process adopted by a majority of the independent members of the Board, which includes procedures for collecting, organizing and otherwise handling such communications. Advertisements, solicitations or hostile communications will not be presented.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”). Employees with concerns regarding Accounting Matters may report their concerns in writing to our Chief Financial Officer, Chief Executive Officer or General Counsel. Employees may also report concerns regarding Accounting Matters anonymously directed to the Audit Committee via the on-line confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012.

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DIRECTOR NOMINATIONS

Criteria and Diversity for Board Membership

All persons nominated to serve as a director of the Company should possess the minimum qualifications, skills and attributes as determined by our Board. The qualifications, attributes and skills noted below are illustrative but not exhaustive. The Nominating and Governance Committee will also consider the contributions that a candidate can be expected to make to the Board based on the totality of the candidate’s background, credentials, experience and expertise, the diversity and composition of the Board at the time, and other relevant circumstances.

Key qualifications include:

•

Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

•	Experience or Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.

•	Integrity. All candidates must be individuals of personal integrity and ethical character.

•

Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

•

Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

•	Oversight. Candidates are expected to have sound judgment, based on management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

•

Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meeting of stockholders.

•

Diversity. Although we do not have a formal diversity policy, when considering diversity in evaluating candidates, the Nominating and Governance Committee focuses on whether candidates can contribute varied perspectives, skills, experiences and expertise to the Board. The Nominating and Governance Committee will seek to promote an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender and ethnicity.

Evaluation of Nominees

The Nominating and Governance Committee will identify potential candidates for Board membership, when applicable, through professional search firms and personal referrals. Candidacy for Board membership requires the final approval of the full Board. Each year, the Board proposes a slate of nominees to the stockholders, who elect the members of the Board at the annual meeting of stockholders. Stockholders may also propose nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information regarding proposed candidates to the Company’s Secretary in accordance with the procedure for submitting stockholder nominations set forth under “Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee” and “Direct Nomination of a Director Candidate” below. Candidates are evaluated by the Nominating and Governance Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate director candidates proposed by our stockholders in the same manner and using the same criteria as used for any other director candidate.

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DIRECTOR NOMINATIONS

Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee

The Nominating and Governance Committee will consider recommendations for director nominations submitted by stockholders. Submissions for the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) must be received no later than March 15, 2020; must otherwise be made in accordance with our Director Nominations Policy; and must include all information specified in that Policy. The Nominating and Governance Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as set forth in our Director Nominations Policy, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder’s ownership interest in the Company and whether the stockholder intends to continue holding that interest through the applicable annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors.

Direct Nomination of a Director Candidate

Under the Company’s Bylaws, director nominations will be considered untimely and ineligible to come properly before the Company’s 2020 Annual Meeting if notice of such nomination is not received by the Company by March 15, 2020. A stockholder making a director nomination must be a stockholder of record on the date the required notice is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the following information:

(a)	as to each person whom the stockholder proposes to nominate for election as a director:

(i)	the name, age, business address, residence address and principal occupation or employment of the person,

(ii)	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person,

(iii)

a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and

(iv)

any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and

(b)	as to such stockholder giving notice:

(i)

the name and record address of the stockholder who intends to make the proposal and the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder,

(ii)

a representation that the stockholder is a holder of record of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice,

(iii)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

(iv)	any material interest of the stockholder in such business, and

(v)	any other information that is required to be provided pursuant to Regulation 14A under the Exchange Act.

24  |  Semtech Corporation 2019 Proxy Statement

STOCKHOLDER PROPOSALS

Stockholder Proposals to be included in Next Year’s Proxy Statement

The Company must receive stockholder proposals for the 2020 Annual Meeting no later than January 4, 2020 in order to be considered for inclusion in the Company’s proxy materials. Stockholder proposals must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012. Any proposal must comply with the requirements of Rule 14a-8 under the Exchange Act as to form and substance established by the SEC for such proposal to be included in the Company’s proxy statement. If we change the date of the 2020 Annual Meeting by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2020 Annual Meeting.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Under the Company’s Bylaws, proposals by stockholders submitted outside the process of Rule 14a-8 under the Exchange Act which are not intended to be included in next year’s Proxy Statement, will be considered untimely and ineligible to come properly before the Company’s 2020 Annual Meeting if notice of such proposal is not received by the Company by March 15, 2020. However, in the event that the annual meeting is called for a date that is more than thirty (30) days before or after the anniversary of the prior year’s annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the tenth (10th) day following the earlier of (1) the day on which notice of the meeting was mailed or (2) the day on which the Company publicly announces the date of such meeting. The proposal must be a proper matter for stockholder action under Delaware law and the stockholder bringing the proposal must be a stockholder of record on the date the required notice of the proposal is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the information set forth in section (b) of “Direct Nomination of a Director Candidate” above.

Semtech Corporation 2019 Proxy Statement  |  25

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION POLICY

Non-Employee Directors receive a cash retainer for their services on the Board, their committee service, and their role as Chair of the Board or any committee. Our Non-Employee Directors also receive equity-based compensation.

Cash Retainer Fees

During fiscal year 2019, the cash retainer fees payable to Non-Employee Directors were as follows:

Description	Annual Retainer
Annual Retainer	$45,000
Additional Retainer for Chairman of the Board	$50,000
Committee Chair Retainer
Audit Committee	$20,000
Compensation Committee	$20,000
Nominating and Governance Committee	$10,000
Committee Retainer
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Governance Committee	$5,000

The committee retainer is payable to each member of a committee who is not also the chair of that committee. The Chair of a committee is entitled to receive only the committee chair retainer for that particular committee. Fees are paid quarterly in advance. Directors are also reimbursed for their reasonable expenses incurred in connection with their services.

Equity Award Grants

The equity awards made to Non-Employee Directors in fiscal year 2019 were made from the 2017 Long-Term Equity Incentive Plan (the “2017 Plan”). Non-Employee Directors receive equity awards on the following terms:

Annual Stock Unit Awards. On each July 1, each non-employee director then in office will automatically be granted two awards of restricted stock units. The first award (the “Annual Non-Deferred RSU Award”) will be for a number of restricted stock units determined by dividing $70,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day), rounded down to the nearest whole unit. Each Annual Non-Deferred RSU Award will vest in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the non-employee director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Non-Deferred RSU Award will be paid in an equal number of shares of the Company’s common stock as soon as practicable following (and in all events within two and one-half months after) the earlier to occur of (1) the one-year anniversary of the date of grant, or (2) the non-employee director’s separation from service on the Board.

The second award of restricted stock units (the “Annual Deferred RSU Award”) will be for a number of restricted stock units determined by dividing $80,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day

26  |  Semtech Corporation 2019 Proxy Statement

DIRECTOR COMPENSATION

preceding such date if the date of grant is not a trading day), rounded down to the nearest whole unit. Each Annual Deferred RSU Award will vest in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the non-employee director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Deferred RSU Award will be paid in cash as soon as practicable following (and in all events within two and one-half months after) the non-employee director’s separation from service on the Board.

Outstanding and unvested Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards will accelerate and vest (1) in full upon a change in control of the Company or should the non-employee director’s service with the Company terminate due to the director’s death or disability, or (2) as to a pro-rata portion of the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, should the non-employee director’s service with the Company terminate due to any reason other than the director’s death or disability, with such pro-rata portion determined by multiplying (a) the total number of restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, by (b) a fraction (not greater than one), the numerator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the date of the director’s termination of services, and the denominator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the first July 1 that occurs after the applicable grant date of the award. Any restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, that are not vested on the date of the non-employee director’s termination of service with the Company (after giving effect to any accelerated vesting as described above) will be forfeited upon the non-employee director’s termination of service as a director for any reason.

Non-employee directors are entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units subject to Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards. Dividend equivalents, if any, are paid in the form of a credit of additional restricted stock units that are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

Initial Equity Awards. For each non-employee director who is initially elected or appointed to the Board (and who was not an employee of the Company or one of its subsidiaries immediately prior to joining the Board), the Board will approve the grant to such non-employee director of an initial non-deferred restricted stock unit award (“Initial Non-Deferred RSU Award”), and an initial deferred restricted stock unit award (“Initial Deferred RSU Award”). However, if such a non-employee director is initially elected or appointed to the Board on a July 1, the Board will grant the non-employee director an Initial Stock Option Award, but the non-employee director will not receive an Initial Non-Deferred RSU Award or an Initial Deferred RSU Award (as the non-employee director would be entitled to an Annual Non-Deferred RSU Award and an Annual Deferred RSU Award by virtue of being in office on such July 1).

Initial Non-Deferred RSU Awards and Initial Deferred RSU Awards will have the same terms and conditions as the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards, respectively, last granted by the Company prior to the date that the new non-employee director is elected or appointed to the Board, except that the number of restricted stock units subject to each such initial award will be determined by dividing the applicable dollar amount set forth above for the applicable annual award by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day) of such initial award, multiplying that number of units by the Initial Fraction (as defined below), and rounding the number of units so produced down to the nearest whole unit. For clarity, the vesting dates of each such Initial Non-Deferred RSU Award and Initial Deferred RSU Award will also correspond with the vesting dates applicable to the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards last granted by the Company prior to the date that the new non-employee director is elected or appointed to the Board. The

Semtech Corporation 2019 Proxy Statement  |  27

DIRECTOR COMPENSATION

Initial Fraction is the fraction (not greater than one) determined by dividing (1) the number of days in the period beginning with the date that the non-employee director is elected or appointed to the Board through and including the June 30 that coincides with or next follows that date, by (2) the number of calendar days in the calendar year that includes such June 30 (either 365 or 366).

DIRECTOR COMPENSATION – FISCAL YEAR 2019

The following table presents information regarding the compensation of individuals who were Non-Employee Directors during fiscal year 2019 for their services during that year. The compensation paid to Mr. Maheswaran, who is our current Chief Executive Officer, is presented below under “Executive Compensation,” including in the Summary Compensation Table and the related explanatory tables. Mr. Maheswaran is our only employee director and does not receive any additional compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION – FISCAL YEAR 2019 (1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation ($)	Total ($)
Chairman Hankin	105,000	149,948	–	254,948
Vice Chairman Burra	60,000	149,948	–	209,948
Mr. Antle (2)	30,000	–	–	30,000
Mr. Cardenuto	23,157	116,622	–	139,779
Mr. Edwards	65,000	149,948	–	214,948
Mr. Gillai	23,157	116,622	–	139,779
Ms. Li	55,000	149,948	–	204,948
Mr. Lindstrom	65,000	149,948	–	214,948
Dr. Santoro	55,000	149,948	–	204,948
Ms. Summers	60,000	149,948	–	209,948

(1)

The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values discussed below in this footnote, are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on assumptions set forth in Note 11 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 21, 2019. The awards are valued as of the grant date disregarding any estimate of forfeitures related to service-based vesting conditions. None of our Non-Employee Directors forfeited any Company equity awards in fiscal year 2019. On July 1, 2018, each Non-Employee Director then in office was awarded as his or her Annual Deferred RSU Award 1,700 restricted stock units that settle in cash and as his or her Annual Non-Deferred RSU Award 1,487 restricted stock units that settle in shares. The fair value of each such restricted stock unit on the grant date was $47.05 and the fair value of the awards on the grant date were $79,985 for each Annual Deferred RSU Award and $69,963 for each Annual Non-Deferred RSU Award.

On September 2, 2018, Mr. Cardenuto and Mr. Gillai received as their initial grant for election to the Board, an Annual Deferred RSU Award of 1,056 restricted stock units that settle in cash and an Annual Non-Deferred RSU Award of 924 restricted stock units that settle in shares. The fair value of each such restricted stock unit on the grant date was $58.90, the fair value of the awards on the grant date were $62,168 for each Annual Deferred RSU Award and $54,423 for each Annual Non-Deferred RSU Award.

(2)	As previously stated, Mr. Antle retired from the Board by not standing for re-election at the June 14, 2018 Annual Stockholders Meeting.

28  |  Semtech Corporation 2019 Proxy Statement

DIRECTOR COMPENSATION

The following table presents the number of outstanding and unexercised option awards and number of outstanding stock units held by each of our Non-Employee Directors as of January 27, 2019:

Outstanding Awards at End of Fiscal Year 2019
	Director	Number of Shares Subject to Outstanding Option Awards at Fiscal Year End			Number of Outstanding Restricted Stock Units- Cash Settled At Fiscal Year End			Number of Outstanding Restricted Stock Units-Share Settled At Fiscal Year End
Name	Since	Vested	Unvested	Total	Vested	Unvested	Total	Vested	Unvested	Total
Chairman Hankin	1988	1,250	–	1,250	36,116	1,700	37,816	7,257	1,487	8,744
Vice Chairman Burra	1991	20,000	–	20,000	36,116	1,700	37,816	7,257	1,487	8,744
Mr. Cardenuto	2018	–	–	–	–	1,056	1,056	–	924	924
Mr. Edwards	2006	20,000	–	20,000	36,116	1,700	37,816	7,257	1,487	8,744
Mr. Gillai	2018	–	–	–	–	1,056	1,056	–	924	924
Ms. Li	2016	9,674	9,675	19,349	6,217	1,700	7,917	5,328	1,487	6,815
Mr. Lindstrom	2002	20,000	–	20,000	36,116	1,700	37,816	7,257	1,487	8,744
Dr. Santoro	2013	20,000	–	20,000	3,090	1,700	4,790	7,257	1,487	8,744
Ms. Summers	2013	20,000	–	20,000	3,090	1,700	4,790	7,257	1,487	8,744

Semtech Corporation 2019 Proxy Statement  |  29

BENEFICIAL OWNERSHIP OF SECURITIES

The table below indicates the number of shares of the Company’s common stock beneficially owned as of April 18, 2019, the record date for the Annual Meeting, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each of our directors, each of our NEOs (as defined herein) and all directors and executive officers as a group. Unless otherwise noted, all information regarding stockholders who are not directors or officers of the Company is based on the Company’s review of information filed with the SEC on Schedule 13D or 13G, which information is as of December 31, 2018, unless otherwise noted below. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated below, to the Company’s knowledge, all persons listed have sole voting and investment power with respect to their shares.

Unless otherwise noted below, the address of each beneficial owner listed in the table is in care of Semtech Corporation, 200 Flynn Road, Camarillo, California 93012.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% (7)

BlackRock Inc. (1) 55 East 52nd Street, New York, NY 10055	9,519,802	14.3

The Vanguard Group, Inc. (2) 100 Vanguard Blvd., Malvern, PA 19355	6,964,758	10.5

Frontier Capital Management Co., LLC (3) 99 Summer Street, Boston, MA 02110	4,449,502	6.7

FMR LLC (4) 245 Summer Street, Boston, MA 02210	4,114,152	6.2

Waddell & Reed Financial Inc. (5) 6300 Lamar Avenue, Overland Park, KS 66202	3,262,450	4.9

Rockell N. Hankin, Chairman of the Board	146,190	*

James P. Burra, Vice Chairman of the Board (6)	65,257	*

Rodolpho C. Cardenuto, Director	0	*

Bruce C. Edwards, Director (6)	59,257	*

Saar Gillai, Director	0	*

Ye Jane Li, Director	11,839	*

James T. Lindstrom, Director	35,000	*

Carmelo J. Santoro, Director	30,155	*

Sylvia Summers, Director	40,000	*

Mohan R. Maheswaran, Director, President and Chief Executive Officer	316,714	*

Emeka N. Chukwu, Executive Vice President and Chief Financial Officer	178,986	*

Christopher H. Chang, Senior Vice President, Corporate Marketing and Business Development	5,000	*

James J. Kim, Executive Vice President, Worldwide Sales	96,854	*

Asaf Silberstein, Executive Vice President, Worldwide Operations and Information Technology	58,465	*

All Current Directors and Executive Officers as a group (20 persons including those named above) (8)	1,309,859

*	Less than 1%

30  |  Semtech Corporation 2019 Proxy Statement

BENEFICIAL OWNERSHIP OF SECURITIES

(1)

As reported in Amendment No. 10 to Schedule 13G filed on January 31, 2019 by BlackRock Inc., BlackRock Inc. reported sole voting power with respect to 9,375,819 shares and sole dispositive power with respect to 9,519,802 shares, as the parent company of the following subsidiaries which hold the shares: BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, and BlackRock Investment Management (Australia) Limited.

(2)

As reported in Amendment No. 7 to Schedule 13G filed February 13, 2019 by The Vanguard Group. The Vanguard Group reported sole voting power over 129,022 shares, shared voting power over 9,200 shares, sole dispositive power over 6,832,836 shares and shared dispositive power over 131,922 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 122,722 of the shares as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 15,500 shares as a result of its serving as investment manager of Australian investment offerings.

(3)

As reported in Schedule 13G filed on February 11, 2019 by Frontier Capital Management Co., LLC reporting beneficial ownership as of December 31, 2018. Frontier Capital Management Co., LLC reported sole voting power over 2,457,508 shares and no shared voting power and sole dispositive power over 4,449,502 shares and no shared dispositive power.

(4)

As reported in Amendment No. 7 to Schedule 13G filed on February 13, 2019 by FMR LLC reporting beneficial ownership as of December 31, 2018. FMR LLC reported sole voting power over 392,153 shares and no shared voting power and sole dispositive power of 4,114,152 shares and no shared dispositive power. The Schedule 13G lists the identity of each relevant entity that beneficially owns 5% or greater of the outstanding shares of the security class being reported on the Schedule 13G as follows: FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research (Japan) Limited, Fidelity Management & Research Company, FMR Co., Inc., and Strategic Advisers LLC Abigail P. Johnson is Director, Chairman, and the CEO of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”). The Schedule 13G states that the filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998).

(5)

As reported in Schedule 13G filed on February 14, 2019, by Waddell & Reed Financial, Inc. (“WDR”) and Ivy Investment Management Company (“IICO”). WDR reported sole indirect voting and dispositive power over 3,262,450 shares. IICO reported sole direct voting and dispositive power over 3,262,450 shares. The securities reported are beneficially owned by one or more open-ended investment companies or other managed accounts which are advised or sub-advised by IICO, an investment advisory subsidiary of WDR. The investment advisory contracts grant IICO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO may be deemed the beneficial owner of the securities covered by this statement under Rule 13d-3 of the Exchange Act. IICO and WDR are of the view that they are not acting as a “group” for purposes of Section 13 (d) under the Exchange Act. Indirect “beneficial ownership” is attributed to the respective parent companies solely because of the parent companies’ control relationship to IICO.

(6)

The reported shares include shares held in family trusts under which voting and/or dispositive power is shared: Mr. Burra (50,257 shares) and Mr. Edwards (39,257 shares). Other shares reported under “All Directors and Executive Officers as a group” may be held jointly by executive officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.

(7)

The ownership percentage is based on 66,644,921 shares outstanding as of April 18, 2019 and the numerator and denominator include the shares, shown above, which the holder has the right to acquire within 60 days thereof through the exercise of stock options. Although the shares that could be acquired by a holder are deemed to be outstanding in calculating the ownership percentage of that holder and of the group, they are not deemed to be outstanding as to any other holder. No named holder holds unvested restricted stock as to which the holder has voting power but no dispositive power and shares that could be acquired within 60 days of our Record Date of April 18, 2019 through the exercise of stock options.

(8)

No shares of common stock held by a director, director nominee or officer have been pledged as security. The Company is not aware of any arrangements or pledge of common stock that could result in a change of control of the Company.

Semtech Corporation 2019 Proxy Statement  |  31

EXECUTIVE OFFICERS

Name	Age as of April 18, 2019	Position
Mohan R. Maheswaran	55	President and Chief Executive Officer
Emeka N. Chukwu	56	Executive Vice President and Chief Financial Officer
Charles B. Ammann	64	Executive Vice President, General Counsel and Secretary
Gary M. Beauchamp	59	Executive Vice President and General Manager, Signal Integrity Products Group
Chris H. Chang	51	Senior Vice President, Corporate Marketing and Business Development
Mark C. Costello	50	Vice President and General Manager, Protection Products Group
Sharon K. Faltemier	63	Senior Vice President, Human Resources
Alistair W. Fulton	49	Vice President and General Manager, Wireless and Sensing Products Group
James J. Kim	62	Executive Vice President, Worldwide Sales
Asaf Silberstein	49	Executive Vice President, Worldwide Operations and Information Technology
J. Michael Wilson	63	Executive Vice President and Chief Quality Officer

Mr. Maheswaran joined the Company in April 2006 as President and Chief Executive Officer. He was Executive Vice President and General Manager of Intersil Corporation (“Intersil”), a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil’s Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Mr. Maheswaran has also been employed by Allayer Communications, a communications integrated circuit startup company acquired by Broadcom Corporation; IBM Microelectronics; Texas Instruments Incorporated; Hewlett-Packard Company and Nortel Communications.

Mr. Chukwu has been our Executive Vice President and Chief Financial Officer since February 2014. Prior to his promotion, he was Senior Vice President and Chief Financial Officer since August 2011. He previously served as the Company’s Vice President and Chief Financial Officer from November 2006. He previously had been employed in various financial positions at Intersil Corporation, a company that designs and manufactures analog semiconductors, since 2002. His most recent position at Intersil was Vice President, Finance, in which capacity he served since February 2006 with responsibility for all financial management affairs of the corporation’s business units and worldwide operations. He served as the Controller of Intersil’s Analog Signal Processing Group and Worldwide Operations from May 2002 through January 2006, responsible for financial planning, budget management, and related financial oversight functions. From July 1997 through April 2002, he was the Corporate Controller of Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Ammann joined the Company in January 2014 as Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Ammann served as the Executive Vice President, General Counsel and Secretary of publicly-traded United Online, Inc. where he had been since August 2006. Before working for United Online, Mr. Ammann served as the Senior Vice President, General Counsel and Secretary of publicly-traded TV Guide, Inc. from 1999 until its acquisition by Gemstar International Group Limited, at which time Mr. Ammann’s responsibilities expanded as Senior Vice President and Deputy General Counsel of the combined Gemstar-TV Guide International entity. From 1996 to 1999, Mr. Ammann served as the Senior Vice President, General Counsel and Secretary, and oversaw the administrative operations, of publicly-traded United Video Satellite Group, Inc. From 1990 to 1996, Mr. Ammann held the position of Vice President of Administration and General Counsel of Flint Industries, Inc., a privately-owned conglomerate based in Tulsa, Oklahoma. Upon graduating from law school, Mr. Ammann was an attorney at the law firm Gable & Gotwals, from 1980 to 1990, and was a partner for his last five years with that firm.

32  |  Semtech Corporation 2019 Proxy Statement

EXECUTIVE OFFICERS

Mr. Beauchamp has been our Executive Vice President and General Manager, Signal Integrity Products Group since February 2014. Prior to his promotion, he was Senior Vice President and General Manager, Signal Integrity Products Group. Mr. Beauchamp was appointed Senior Vice President and General Manager of the Gennum Products Group in March 2012, following Semtech’s acquisition of Gennum Corporation and held that title until December 2013. Mr. Beauchamp’s group provides high-performance analog solutions to the data communications and video markets. Prior to his role at Semtech, Mr. Beauchamp was Senior Vice President and General Manager, Mixed Signal and Optical Products, for Gennum Corporation, which he joined in 2000. Between 1990 and 2000, Mr. Beauchamp held several management positions at COM DEV International.

Mr. Chang joined the Company in December 2017 as Senior Vice President, Corporate Marketing and Business Development. He oversees strategic growth initiatives for the Company, including China operations. Prior to joining Semtech, Mr. Chang was Chief Executive Officer at Alien Technology LLC, a global leader in RFID Technology, a position he held since 2014. Prior to Alien Technology, Mr. Chang served as Corporate Vice President at Marvell Semiconductor between 2011 and 2014. Mr. Chang has also held key executive positions in sales and finance functions at other prominent high technology companies including AMD, Silicon Graphics, and Eastman Kodak.

Mr. Costello has been our Vice President and General Manager of the Protection Products Group since March 2015. He held the position of Vice President of Engineering for Protection Products from June 2013. Prior to this appointment, he held the position of Director of Product Development. He joined the Company in 1996 and held several engineering and operations positions including Plant Manager for the Semtech Corpus Christi wafer fabrication plant and Operations Manager during the transition to fabless manufacturing. Prior to joining the Company, he developed advanced materials for optical and electronic applications at GEC-Marconi’s research laboratories in Caswell, England.

Ms. Faltemier has been our Senior Vice President, Human Resources since February 2014. Ms. Faltemier joined the Company in January 2013 and was appointed Vice President, Human Resources. Prior to Semtech, she served as Senior Vice President, Human Resources for DTS, Inc., a consumer electronics licensing company from 2006 to 2012. Prior to DTS she was Sr. Vice President, Human Resources for Capstone Turbine Corporation from 2003 to 2006. Her more than 30 years of experience in the human resources field and business operations includes positions with Tyco International Ltd., Proctor & Gamble Corporation, Northrop Grumman Corporation and Boeing Company.

Mr. Fulton is Vice President and General Manager of our Wireless and Sensing Products Group. Mr. Fulton joined the Company in January 2018 as Vice President, IoT Product Management and Marketing and was promoted to his current position in December 2018. Prior to joining the Company, he was employed from 2016 to 2018 at Hitachi as Head of IoT Product Management and Technology. Prior to Hitachi, he held a variety of leadership positions at Microsoft Corporation since 2009. He has also previously served in various positions at Deloitte Consulting and O2 PLC.

Mr. Kim became Executive Vice President, Worldwide Sales in March 2019. Mr. Kim was Senior Vice President of Worldwide Sales from November 2009 to March 2019. Mr. Kim was appointed Vice President of Worldwide Sales and Marketing in February 2007, after serving as Vice President of Global Handset Sales since March 2004. He was Director of Sales and Marketing for Korea and Japan from April 2000 to March 2004. He was Marketing Manager from May 1997 to April 2000. He has also held various engineering positions since beginning his employment with the Company in 1986.

Mr. Silberstein became Executive Vice President, Worldwide Operations and Information Technology in March 2019. Mr. Silberstein was Senior Vice President, Worldwide Operations and Information Technology from November 2016 to March 2019. His role was expanded in November 2016 to include the area of Information Technology. Mr. Silberstein was promoted to Senior Vice President, Worldwide Operations in

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EXECUTIVE OFFICERS

February 2013. He became Vice President, Worldwide Operations in March 2011. Prior to that, Mr. Silberstein was Vice President, Operations, a position he held since he joined the Company in December 2010. Prior to joining the Company, he was employed from 2007 to 2010 at Microsemi Corporation (“Microsemi”) as Vice President Global Operations in its Analog Mixed Signal Division. Prior to Microsemi, he was Vice President Operations from 2000 to 2005 and Chief Operating Officer from 2005 to 2007 at Powerdsine, Israel, when Powerdsine was acquired by Microsemi. He has also previously served in various positions at 3Com and ECI Telecom.

Mr. Wilson became Executive Vice President and Chief Quality Officer in March 2019. Mr. Wilson had previously been our Executive Vice President, Quality and Reliability since February 2013. Prior to his promotion, Mr. Wilson was Senior Vice President, Quality and Reliability, a position he held since November 2011. Mr. Wilson was appointed Senior Vice President and Chief Technology Officer in May 2008 after serving as Senior Vice President of Power Management Products since June 2007 and serving as Vice President of that unit since 2001. He joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years of experience in the semiconductor industry in a broad range of technical and management positions.

There are no family relationships between or among any of our executive officers or directors.

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COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly-compensated executive officers for services rendered during fiscal year 2019. These individuals are listed in the table below and are referred to as our “Named Executive Officers,” or “NEOs,” in this Proxy Statement.

Name	Title
Mohan R. Maheswaran	President and Chief Executive Officer (“CEO”)
Emeka N. Chukwu	Executive Vice President and Chief Financial Officer (“CFO”)
Christopher H. Chang	Senior Vice President, Corporate Marketing and Business Development
James J. Kim	Executive Vice President, Worldwide Sales*
Asaf Silberstein	Executive Vice President, Worldwide Operations and Information Technology*

*

Mr. Kim served as Senior Vice President, Worldwide Sales, and Mr. Silberstein served as Senior Vice President, Worldwide Operations and Information Technology, during fiscal year 2019. Messrs. Kim and Silberstein were appointed Executive Vice Presidents in March 2019.

FISCAL YEAR 2019 PERFORMANCE

Following the strong performance delivered in fiscal year 2018, the Company’s Board of Directors and the management team entered fiscal year 2019 with expectations that the momentum from the secular growth trends, led by the Company’s three key growth engines in the Internet of Things (“IoT”), datacenter and mobile markets, would contribute to a record financial performance for fiscal year 2019 and an associated increased total stockholder return (“TSR”). Accordingly, the Company’s annual operating plan for fiscal year 2019, which formed the basis for the Company’s fiscal year 2019 annual incentive plan as described below, reflected a significant increase in net sales and an even greater increase in non-GAAP operating income (as defined below) over fiscal year 2018 levels. In particular, the level of non-GAAP operating income required in fiscal year 2019 for our NEOs to earn their target annual cash incentive for the year was approximately 25% greater than the target non-GAAP operating income performance level for our annual incentive plan in fiscal year 2018, and approximately 24% greater than our actual performance against that metric in fiscal year 2018. The Compensation Committee considered the Company’s annual operating plan for fiscal year 2019 to be aggressive and would require superior performance to achieve.

Actual net sales and non-GAAP operating income performance for fiscal year 2019 were slightly less than the Company’s annual business plan, coming in at 97.5% and 93.5%, respectively. However, the Company achieved new record net sales and non-GAAP earnings per diluted share results for fiscal year 2019. We believe that the market reaction to our full year results is indicative of our solid performance during fiscal year 2019, including strong progress in establishing leadership market positions in the IoT, 100 Gbps and the emerging 200 Gbps and 400 Gbps datacenter and mobile markets. We expect these markets to continue to grow over the next few years and we believe the Company is established and well positioned to take advantage of this growth and deliver long-term stockholder value. The worldwide adoption of the Company’s LoRa® devices and wireless radio frequency (“RF”) technology for low power wide-area networks (“LPWAN”) targeting the exciting IoT market, once again delivered strong growth for the year and continues to become the de facto standard for LPWAN applications. In addition, the Company’s strong portfolio of high speed connectivity optical platforms continued its momentum at Cloud and hyper-scale datacenter customers. The Company also benefited from the further build out of the PON market and early roll-outs of 5G in China and favorable secular trends in the mobile segment where the Company increased content at smartphone customers with its proximity sensing and high-end protection platforms.

Several of our product groups delivered record revenue this fiscal year with our Signal Integrity Products Group achieving its third consecutive year of record revenue and our Wireless and Sensing Products Group delivered its second consecutive year of record revenues, while our Protection Products Group delivered

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COMPENSATION DISCUSSION AND ANALYSIS

another growth year. In fiscal year 2019, we acquired Trackio International AG (“TrackNet”) and substantially all the assets of IC Interconnect Inc. (“ICI”), which are expected to add additional capabilities to help drive opportunities to advance the capabilities of our recently announced Cloud-based services platform and add to our core capabilities in next generation high-performance protection platforms. Other investments continue to be focused on smaller, minority investments made in support of the Company’s LoRa-based platforms; and a broad range of industrial and communications applications. In addition to our strategic investments, we continued to take strategic actions to secure the consistent and continued supply of products and resources from our vendors. These investments included both capital equipment purchases and wafer supply agreements.

Following the record results from fiscal year 2019, the Board of Directors and management team believe that, despite a slower start to fiscal year 2020 that the Company and its peers are seeing as a result of geopolitical, social, regulatory, economic, and other challenges, the Company is well positioned to deliver another year of strong financial performance and increased stockholder value.

SUMMARY OF FISCAL YEAR 2019 NAMED EXECUTIVE OFFICER COMPENSATION

Our fiscal year 2019 compensation policies and payouts reflect our overarching philosophy of pay-for-performance. Among the more significant aspects and results of our executive programs for our NEOs in fiscal year 2019 are the following, each of which is discussed in more detail below in this Compensation Discussion and Analysis (“CD&A”):

•

Emphasis on Performance-Based Incentives: A majority of the target compensation opportunity provided to our executives is awarded in the form of at-risk incentives for which the realized value varies based on our operating and/or share price performance. In addition, our incentive programs incorporate aggressive goals that measure both short and long term performance as well as, in the case of the bonus plan applicable to our CEO, performance relative to a peer group.

•

Challenging Performance Objectives: Consistent with our pay-for-performance philosophy, the Compensation Committee sets rigorous goals for our annual bonus plan that will be achieved only if the Company performs at a high level. Despite our high level of performance in fiscal year 2019 as described above, annual cash incentives for our NEOs generally paid out at below targeted levels for fiscal year 2019 (or slightly above the targeted level for our CEO). Due to our strong TSR in fiscal years 2018 and 2019 relative to the benchmark index used for our equity award program, and our solid financial performance in fiscal year 2019, our NEOs’ performance shares for those fiscal years vested significantly above target.

•

Performance-Based Approach to Long-Term Incentives: Performance shares represent approximately 50% of the target long-term incentive value granted, with the remaining 50% granted in the form of time-vesting restricted stock units (RSUs). Vesting of performance shares is contingent on our relative TSR, as described below.

2018 NONBINDING ADVISORY VOTE RESULTS

The Company’s stockholders are provided with an opportunity to cast an annual non-binding advisory vote on the Company’s executive compensation program through a say-on-pay proposal. At the Company’s Annual Meeting of Stockholders held in June 2018, approximately 96% of the votes cast approved the executive compensation for our NEOs as described in our Proxy Statement for that Annual Meeting. As part of its normal process, the Compensation Committee reached out to certain Company stockholders in fiscal year 2018 to seek feedback on the Company’s executive compensation program and in particular its long-term incentive program. After consideration of the feedback received in fiscal year 2018, the Compensation Committee determined that the Company’s executive compensation policies for fiscal year 2019 would be similar to those in effect for fiscal year 2018. The Compensation Committee will continue to reach out to and

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engage with certain of the Company’s stockholders to seek their feedback or to review their voting guidelines and to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.

OUR GUIDING COMPENSATION PRINCIPLES

Core Philosophy

Our Compensation Committee believes that Company growth, financial performance, and increasing stockholder value depend to a significant degree on our ability to structure a compensation program that enables us to: (1) align the interests of our executives with the interests of our stockholders; (2) hold our executives accountable for performance, with appropriate performance-based rewards earned in return for superior performance and the risk of reduced or no payment or vesting for those awards if performance falls short of targeted levels; and (3) attract, retain, and motivate qualified and high-performing executives.

Core Components of Compensation and Compensation Levels

To achieve our executive compensation objectives, we have three primary components to our compensation program: (1) base salary; (2) annual cash incentive opportunities; and (3) long-term equity incentive awards. In setting specific base salary, target annual cash incentive and equity award levels for each NEO, the Compensation Committee considers and assesses, among other factors it may consider relevant, the following:

•	The compensation levels at our peer group of companies for comparable positions;

•

Various subjective factors relating to the individual recipient – the executive’s scope of responsibility, prior experience, past performance, advancement potential, impact on results, and compensation level relative to other Company executives; and

•

For equity awards, the executive’s historical total compensation, including prior equity grants, tenure with the Company, the number and value of unvested shares and the timing of vesting of those awards, the expense to the Company for equity grants under applicable accounting standards, equity expense measured as a percentage of non-GAAP operating income, and the potential dilutive effect such grants may have on existing stockholders.

The Compensation Committee gives no single factor any specific weight. Except as otherwise noted below, the Compensation Committee does not target our executives’ compensation levels and elements of our executive compensation program to a specific market or peer group level. Each executive’s compensation level, as well as the appropriate mix of equity award types and other compensation elements, ultimately reflects the Compensation Committee’s business judgment in consideration of these factors and stockholder interests.

The Compensation Committee assesses executive compensation developments at companies in our peer group, and in the market generally, and has the right to change our executive compensation philosophy, components, levels, and structure from time to time as it may determine are in the best interests of the Company and our stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table presents the key elements of our executive compensation programs:

Key Elements of Compensation
Element	Purpose	Characteristics
Annual salary	To attract and retain qualified executives.	Provide a stable source of income and be competitive with the applicable market.
Short-term annual cash incentives	To attract and retain qualified executives; to motivate and reward achievement of annual business and individual goals and objectives designed to increase stockholder value.	This element involves annual performance-based cash awards. The amount earned (if any) varies based on actual results achieved relative to pre-determined annual target goals.
Long-term multi-year equity incentives	To align interests of executives with stockholders; to reward performance over time based on stock price; and to provide an additional retention incentive through multi-year vesting schedules.	Performance-based awards make up a significant component; the amount realized (i.e., the value ultimately received by the recipient) depends on the achievement of performance goals and/or is directly tied to our stock price performance.
Other compensation and benefits	To provide competitive and customary benefits (e.g., health insurance, life insurance, 401(k) retirement plans).	Company sponsored/subsidized benefit plans as provided to the general employee population, as well as Company matching contributions to selected employee contributory plans.

Distribution of Compensation

The Compensation Committee distributes compensation among each of the core elements on the basis of the element’s usefulness to meet one or more of our compensation objectives. The Compensation Committee believes that for our executive officers, a significant proportion of total compensation should consist of (1) variable, performance-based components, such as annual cash incentives, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and (2) equity compensation, which is structured to reinforce and encourage management’s commitment to enhancing profitability and stockholder value over the long-term.

For fiscal year 2019, total compensation (based on the compensation amounts reported in the Summary Compensation Table) for the Company’s NEOs was distributed as follows:

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Pay-for-Performance Philosophy

Our compensation program is designed to drive behavior that supports sustained stockholder returns and effective pay-for-performance outcomes over time. To achieve this objective, the executive compensation program approved by our Compensation Committee: (1) emphasizes, as noted above, performance-based and equity compensation; (2) balances short-term performance incentives provided by the annual cash incentive plan with long-term performance incentives provided by equity awards; (3) balances the use of absolute performance metrics versus relative performance metrics evaluated against selected peers; and (4) balances the use of formula-based performance criteria versus criteria involving the exercise of judgment by the Compensation Committee.

The Compensation Committee believes that executive compensation should be based primarily on objectively determinable factors, both for the Company on its own, as well as in comparison to peer companies. Performance goals may include non-GAAP operating income, net revenue growth, TSR, earnings per share (“EPS”) and other financial and operational metrics, both on an absolute basis or relative to our group of peer companies. The Compensation Committee also believes that executive compensation should have a component based additionally, although not primarily, on subjective factors, such as leadership, how well each executive helps the Company achieve its strategic goals, each executive’s ability to develop subordinates, and how each executive’s efforts contribute to enhancing the Company’s relationship and status with the investor community. The use of both objective and subjective factors, however, does not prevent the Compensation Committee from adjusting compensation up or down if, after considering all of the relevant circumstances, it believes total compensation can be structured to better serve our stockholders’ interests.

Our executive compensation philosophy has historically reflected a combination of rigorous performance goals and short- and long-term incentive opportunities that are at least equal to the median for comparable positions in our peer group. In particular, as explained in more detail below, the bonus plan applicable to our NEOs pays 80% of the financial component of the bonus plan when achieving 100% of the non-GAAP operating income goal of the plan. Our NEOs would receive 100% payout for the key financial goal portion of their target annual cash incentive upon achievement of 105% of plan.

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COMPENSATION DISCUSSION AND ANALYSIS

BEST PRACTICES

We also believe that stockholder interests are further served by other executive compensation-related practices that we follow. These practices include:

✓  No Minimum Payouts. We do not have minimum payment levels under our Executive Bonus Plan, our CEO Bonus Plan or for our performance-based equity awards.

✓  Long-Term Equity Incentives. All of our equity incentive awards have multi-year vesting and/or performance requirements, with approximately 50% of the target value of equity granted to our named executive officers having both time- and performance-vesting requirements.

✓  No Material Perks. We do not provide significant perquisites.

✓  No Tax Gross-Ups. We do not pay taxes on our executives’ behalf through “gross-up” payments (including excise tax gross-up payments in connection with a change in control transaction).

✓  Executive Change in Control Retention Plan Has No Single-Trigger Benefits. Our Executive Change in Control Retention Plan has a double-trigger provision (benefits require both a change in control and termination of employment) rather than a single-trigger provision (under which benefits are triggered automatically by any change in control).

✓  No Re-Pricing of Stock Options. We prohibit re-pricing of “underwater” stock options (stock options where the exercise price is below the then-current market price of our stock) without stockholder approval.

✓  Executives Subject to Stock Ownership Guidelines. Our executive officers are subject to stock ownership guidelines, under which the executives are expected to acquire and maintain a specified level of equity ownership in the Company. The CEO’s targeted level of ownership is five times his annual base salary, while our other NEOs’ targeted level of ownership is two times their annual base salary.

✓  Equity Award Holding Period Requirements. Our stock ownership guidelines include equity award holding period requirements. If an executive officer’s level of ownership of Company common stock does not satisfy the targeted level under our stock ownership guidelines, the executive officer is expected to hold at least 50% of the net vested shares acquired upon the exercise, payment or vesting of any Company equity award granted to the executive officer after August 17, 2016.

✓  Clawback Policy. The Company maintains a “clawback” policy that allows our Board of Directors or the Compensation Committee to require reimbursement or cancellation of awards or payments made under our cash and equity incentive plans to the Company’s officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws.

✓  Anti-Hedging Policy. Our Stock Trading Guidelines prohibit our officers and directors from engaging in hedging transactions in relation to the Company’s stock or equity awards (including unvested equity awards) as collateral for any margin account or other form of credit arrangement.

✓  Anti-Pledging Policy. Our Stock Trading Guidelines prohibit our officers and directors from pledging any Company stock that they own.

✓  Stockholder Engagement. We seek annual stockholder feedback on our executive compensation program.

✓  Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

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Role of Management, Consultants and Others in Determining Compensation

All decisions regarding compensation of our executive officers are made by the Compensation Committee. The Compensation Committee provides regular updates to the Board of Directors regarding its decisions.

Our CEO provides recommendations to the Compensation Committee regarding the compensation of our executive officers (other than for himself). Our CEO further participates in the executive compensation decision-making process as follows:

•	Presents overall results of the Company’s performance and achievement of historical and go-forward business objectives and goals from management’s perspective;

•	Provides evaluations for other executive officers (including our NEOs, other than himself); and

•	Reviews peer group information and compensation recommendations and provides feedback regarding the potential impact of proposed compensation decisions (other than regarding himself).

Our CFO evaluates the financial implications of the Company’s compensation programs. Other executive officers (including other NEOs) may periodically participate in the compensation process and in Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise. None of our NEOs are members of the Compensation Committee or otherwise had any role in determining the compensation of the NEOs.

Role of Committee Advisors

The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. Additionally, the Compensation Committee evaluates our compensation policies and practices in comparison to the published standards and guidelines of third-party proxy advisory services used by many institutional investors. During fiscal year 2019, the Compensation Committee engaged the services of Compensia, Inc. (“Compensia”) as an independent executive compensation advisor.

During fiscal year 2019, Compensia provided support on the following matters:

•	the review and analysis of the compensation for our executive officers, including our CEO and the other Named Executive Officers;

•	the research, development, and review of our compensation and CEO Bonus peer groups;

•	the determination of payouts under our performance share program and CEO bonus plan; and

•	advised the Compensation Committee on trends in compensation plans, compensation governance, and relevant regulatory matters.

Compensia did not provide any additional services or products to the Company during fiscal year 2019 beyond the services relating to its support of the Compensation Committee. The Compensation Committee reviewed the services provided by Compensia and considered the factors prescribed by the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market to assess the independence of compensation advisors. Based on its review, the Compensation Committee determined that no conflicts of interest exist between the Company and Compensia and believes that Compensia is independent.

Role of Peer Companies

The Compensation Committee considers various factors and criteria when determining annual salary, target annual cash incentive levels and target annual long-term incentive award values for executives, including

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compensation practices at selected peer companies and industry survey data provided by our compensation consultant. The applicable group of peer companies is selected annually for use as the comparative pool by the Compensation Committee during the course of the fiscal year. The peer company information assists the Compensation Committee and the Company in identifying and understanding how our competitors and industry-comparable companies compensate their executives in applicable compensation elements, and in determining how the Company’s compensation packages compare to industry and market-competitive amounts. In addition to aiding us with compensation related actions and decisions, this peer company evaluation is also informative in relation to providing compensation information that supports potential recruitment and retention of executives by the Company. Because the peer companies do not universally report data for positions comparable to each of our NEOs, the Compensation Committee also reviewed market data from the Radford Global Technology survey. The Compensation Committee refers to the survey data generally and does not focus on any particular company within the survey (other than the peer companies noted below).

In selecting our fiscal year 2019 peer group companies, the Compensation Committee focused on publicly-traded companies based in the United States (“U.S.”) that are similar to us in terms of industry, general size and business characteristics, and, like us, focus their business on analog and mixed-signal semiconductors and integrated circuits. Additionally, the Compensation Committee generally sought to limit the group of peer companies to those that have annual revenue between 50% and 200% of the Company’s annual revenue and market capitalization between 33% and 300% of the Company’s market cap at the time of the peer selection. The Compensation Committee selected the following companies as the peer group of companies for purposes of its fiscal year 2019 executive compensation determinations (collectively, the “Peer Group”):

Ambarella, Inc.	MACOM Technology Solutions Holdings, Inc.
Cavium, Inc.	MaxLinear, Inc.
Cirrus Logic, Inc.	Microsemi Corporation
Diodes Incorporated	Monolithic Power System, Inc.
Inphi Corporation	Power Integrations, Inc.
Integrated Device Technology	Rambus, Inc.
Lattice Semiconductor Corporation	Silicon Laboratories Inc.

Based on the Committee’s review of the industry and the revenue and market capitalization criteria noted above, the Compensation Committee included Ambarella, Inc. and removed Alpha and Omega Semiconductor Limited when approving the peer group for fiscal year 2019. In addition, Intersil Corporation, IXYS Corporation and Linear Technology Corporation were each included in the fiscal 2018 peer group but were removed from the peer group for fiscal year 2019 because they were each acquired and ceased to be publicly-traded.

COMPONENTS OF OUR 2019 EXECUTIVE COMPENSATION PROGRAM

Annual Salary

Annual salaries are intended to provide a base level of compensation to executive officers for serving as the senior management of the Company and are paid to our executives in recognition of the skills, experience and day-to-day contributions the executive makes to the Company. Salaries for our NEOs are generally reviewed by the Compensation Committee on an annual basis. Each review does not necessarily result in an adjustment. However, as deemed appropriate at any time to help ensure ongoing market competitiveness in annual salary as an element of total compensation, the Compensation Committee may elect to provide for adjustments in annual salary. In setting base salary levels for our NEOs, the Compensation Committee considers the factors noted above under “Core Components of Compensation and Compensation Levels” and prior changes to the executive’s compensation. For newly-hired executives, the Compensation Committee also considers the executive’s compensation history and the compensation

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required to attract the executive to the Company. There is no specific weighting applied to any of these factors in setting annual salaries and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment.

In March 2018, the Compensation Committee approved salary increases for four of our NEOs as detailed below:

Named Executive Officer	FY18 Annual Salary	FY19 Annual Salary	Percent Increase (FY19 vs. FY18)
Mr. Maheswaran	$600,000	$620,000	3.3%
Mr. Chukwu	$375,000	$400,000	6.7%
Mr. Chang	$325,000	$325,000	0.0%
Mr. Kim	$345,000	$360,000	4.3%
Mr. Silberstein	$340,000	$360,000	5.9%

Mr. Maheswaran’s base salary had not changed during fiscal year 2018. The Compensation Committee approved a modest increase in Mr. Maheswaran’s base salary for fiscal year 2019 based on his overall leadership of the Company. Mr. Maheswaran’s fiscal year 2019 base salary level approximated the median for comparable positions in our peer group. The Compensation Committee determined to approve salary increases for Mr. Chukwu due to the solid execution and improved capability of the accounting and finance team; for Mr. Kim, in view of the Company’s achievement of record revenue despite many challenges in the China market as well as improved alignment of the sales team; and for Mr. Silberstein, for his leadership in driving improvements in both operations and IT performance. For these NEO’s, their fiscal year 2019 base salary level approximated, or was slightly above, the median for comparable positions in our peer group.

Executive Bonus Plan

Annual cash incentive awards are designed to motivate executive officers to achieve certain strategic, operational, and financial goals which can be evaluated on an annual basis. Annual cash incentive goal setting is done as part of the annual fiscal year business planning activity of the Company. Company business goals are established at the beginning of each fiscal year by an interactive process between the Board and management. The end result of this annual business planning process is the Company’s fiscal year Annual Business Plan (“ABP”), which is reviewed and approved by the Board at its first regular meeting in the applicable fiscal year.

As part of the process used by the Compensation Committee in adopting the fiscal year ABP, the Compensation Committee reviews the goals of each NEO with respect to their business unit or corporate function. The Compensation Committee also reviews the fiscal year ABP in light of available business intelligence, forecasts, and projections with the objective that, in the judgment of the Compensation Committee, superior performance would be required to achieve the key financial objectives established for the program. For the CEO, the Board weighs four factors: (1) non-GAAP Operating Income Performance, (2) net revenue growth (year-over-year), (3) Earnings Per Share (“EPS”) Growth and net revenue growth as compared to the “CEO Bonus Peers” (defined below), and (4) the evaluation of the CEO’s individual performance by the Board of Directors. The Compensation Committee believes that this approach results in having consistent financial performance targets apply for annual cash incentive purposes from the senior executive level to the middle management and functional professional employees serving the Company.

Certain financial goals to be used for annual cash incentive purposes are established on a non-GAAP basis. As used in this Proxy Statement, “non-GAAP operating income” means our operating income, adjusted to exclude from the applicable financial measure, as reported for purposes of our financial statements, items

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such as share-based compensation, restructuring, integration, transaction and other acquisition-related expenses, intangible amortization and impairments, and other items which would not otherwise have been incurred by the Company in the normal course of the Company’s business operations or are not reflective of the Company’s core results over time. The Compensation Committee believes that the excluded items do not reflect the primary operating performance of the Company. The Company reports the exclusions reflected in the calculation of non-GAAP amounts each quarter when it publicly reports its earnings.

Each executive has a target annual cash incentive potential that is set as a percentage of annual base salary. That target annual cash incentive is set by the Compensation Committee for each executive officer position after considering the factors noted above under “Core Components of Compensation and Compensation Levels” and the target annual cash incentive levels of comparable positions among our Peer Group. There is no specific weighting applied to any of these factors in setting the target annual cash incentive levels and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment.

As noted above, the Compensation Committee sets what it believes to be aggressive annual business plan goals for the cash incentive plan. The approach of the Compensation Committee is to set business plan goals such that, in its judgment, achievement of those goals will result in the Company generally outperforming its peer group of companies. Because the Compensation Committee believes the goals established for the annual bonus plan are rigorous and will be achieved only if the Company performs at a high level, the Compensation Committee sets the target opportunity for the annual cash incentive plan above the median for comparable positions in our peer group to provide appropriate incentives for strong performance. Consistent with this approach, annual cash incentives for our NEOs generally paid out at substantially less than the targeted levels for fiscal years 2015 and 2016, at greater than the targeted levels for fiscal year 2017, at or slightly below targeted levels for fiscal year 2018, and below targeted levels for fiscal year 2019 (or slightly above the targeted level for our CEO). Also, as explained in more detail below, even if the Company achieved 100% of the target level of the key financial goal, the program only pays 80% for that portion of the target annual cash incentive. An NEO would receive 100% payout for the key financial goal portion of their target annual cash incentive upon achievement of 105% of plan.

Executive Bonus Plan (excluding CEO)

Our NEOs (other than our CEO) participate in an annual cash incentive program (referred to herein as the “Executive Bonus Plan”). The Executive Bonus Plan provides each executive with an opportunity to earn an annual cash incentive based on the Company’s performance in relation to certain pre-established annual financial goals as well as the executive’s individual performance.

For fiscal year 2019, the target annual cash incentive potential (expressed as a percentage of base salary) for each of our NEOs (other than our CEO) was as follows:

Named Executive Officer	Target Annual Cash Incentive as Percentage of Base Salary
Mr. Chukwu Executive Vice President and Chief Financial Officer	80%
Mr. Chang Senior Vice President, Corporate Marketing and Business Development	60%
Mr. Kim Executive Vice President, Worldwide Sales	80%
Mr. Silberstein Executive Vice President, Worldwide Operations and Information Technology	75%

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These target incentives for fiscal year 2019 were the same as the fiscal year 2018 level for each NEO, except that Mr. Silberstein’s target incentive was increased from 70% of his base salary to 75% in light of his strong leadership and performance for both Operations and Information Technology.

Under the Executive Bonus Plan, each executive’s target annual cash incentive for fiscal year 2019 was scored in two parts. Fifty percent (50%) of the target annual cash incentive potential was based on the Company’s attainment of a key financial goal for the fiscal year (the “Company Performance Portion”) as set by the Compensation Committee at the start of the fiscal year. The remaining fifty percent (50%) of the executive’s target annual cash incentive potential was based on the executive’s individual performance for the fiscal year (the “Individual Performance Portion”). The Compensation Committee believes this allocation between Company and individual performance creates an appropriate balance between achieving short-term (one year) financial objectives and longer term infrastructure and product expansion goals. In particular, during fiscal year 2019 the NEOs again dedicated significant time towards further development of the Company’s LoRa technologies and support of LoRaWAN network deployments, including growth in the membership of the LoRa Alliance. In addition, the Company’s strong portfolio of high speed connectivity optical platforms continued its momentum at Cloud and hyper-scale datacenter customers. The Company also benefited from the further build out of the PON market and early roll-outs of 5G in China and favorable secular trends in the mobile segment where the Company increased content at smartphone customers with its proximity sensing and high-end protection platforms. The Compensation Committee also reviews the NEOs’ individual contributions in support of the Company’s Annual Business Plan. The Compensation Committee believes that allocating 50% of the annual target incentive for the NEOs (other than the CEO) to the individual performance component provides it with the flexibility to incentivize and reward achievements that promote the long-term growth and success of the Company.

Additionally, the Compensation Committee retains broad discretion to adjust (up or down, including withholding entirely) part or all of a proposed annual cash incentive payment.

Company Performance Portion of Fiscal Year 2019 Executive Bonus Plan (excluding CEO)

As described above, the financial goals are established by the Compensation Committee at the start of the applicable fiscal year. For fiscal year 2019, the key financial performance goal established by the Compensation Committee was non-GAAP operating income. The Compensation Committee believes non-GAAP operating income is currently the best measure of the Company’s core operating performance, as it reflects the essential results of ongoing base business functions and results without the impact (positive or negative) of extraordinary and non-operational matters. The Compensation Committee further believes that non-GAAP operating income, as the metric used for the fiscal year financial performance goal, focuses performance on the parallel objectives of increasing revenue and controlling operating expenses.

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COMPENSATION DISCUSSION AND ANALYSIS

The target set for fiscal year 2019 non-GAAP operating income was $200,000,000, which was approximately 24% higher than our non-GAAP operating income achieved for fiscal year 2018 as taken into account in determining fiscal year 2018 bonuses for the NEOs. In the judgment of the Compensation Committee in light of available business intelligence, forecasts and projections at the time it established this goal, superior performance would be required to achieve the goal. The Compensation Committee also established a scoring matrix to determine the percentage of the Company Performance Portion payable based on actual 2019 non-GAAP operating income performance against the fiscal year 2019 goal of $200,000,000 as follows:

Non-GAAP Operating Income as a Percentage of the Target	Percentage of Company Performance Portion Payable
Below 80% of the target	0%
80% of the target	50%
90% of the target	60%
100% of the target	80%
105% of the target	100%
130% of the target or better	150%

Our fiscal year 2019 non-GAAP operating income of $187,000,000 was 93.5% of the $200,000,000 target for the year. Based on this result and the matrix above, 67% of the Company Performance Portion would be paid.

Individual Performance Portion of Fiscal Year 2019 Executive Bonus Plan (excluding CEO)

For each executive’s Individual Performance Portion of the Executive Bonus Plan, the Compensation Committee receives and considers the CEO’s subjective managerial assessment of the executive. The CEO evaluates several key executive performance criteria in his overall evaluation of individual executive performance with no specific weight being applied to any one factor. Matters evaluated include:

(1)	Performance of the business or functional unit or department the executive is responsible for managing.

(2)	The executive’s contributions to achievement of the Company’s financial and operational goals and strategic objectives.

(3)	The ability of the executive to lead and develop key subordinates.

(4)	Related individualized and function-specific managerial observations and impressions of executive job performance.

Based on the individual performance assessment, an executive may receive from 0% to 150% of the target for the Individual Performance Portion as recommended by the CEO (for NEOs other than himself) and approved by the Compensation Committee.

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The Individual Performance Portion for each NEO reflects the Compensation Committee’s assessment of the performance of the department or business unit the executive is responsible for, the executive’s individual performance as assessed by the CEO, and the executive’s contributions to the Company’s overall operating performance. The following NEO achievements in fiscal year 2019 were highlighted in the Compensation Committee’s determinations:

NAMED EXECUTIVE OFFICER	KEY ACCOMPLISHMENTS
Mr. Chukwu	Mr. Chukwu improved processes to mitigate financial reporting risk and ran the Company’s global operations efficiently. In addition, Mr. Chukwu was critical to the execution of the Company’s many acquisition and partnership programs in fiscal year 2019, including ICI and TrackNet.
Mr. Chang	Mr. Chang’s experience, knowledge and connections in China were a great asset for the Company and he oversaw the Company’s investment committee, marcom programs and China leadership team.
Mr. Kim	Mr. Kim’s team produced another record revenue year for the Company despite many challenges in the China market. He also reorganized the Company’s global sales organization.
Mr. Silberstein	Under Mr. Silberstein’s leadership, the Company’s operational performance and IT performance were significantly enhanced in the fiscal year.

After consideration of the factors and accomplishments described above, the Committee approved the following individual performance factors: Mr. Chukwu – 93%; Mr. Chang – 93%; Mr. Kim – 93% and Mr. Silberstein – 123%.

Total Fiscal Year 2019 Executive Bonus Plan Payments (excluding CEO)

The combination of the Company Performance Portion and the Individual Performance Portion for each NEO resulted in the following annual cash incentive payments to the NEOs for fiscal year 2019 under the Executive Bonus Plan.

NAMED EXECUTIVE OFFICER	TARGET BONUS	ACHIEVED BONUS

Mr. Chukwu	$320,000	$256,000

Mr. Chang	$195,000	$156,000

Mr. Kim	$288,000	$230,400

Mr. Silberstein	$270,000	$256,500

CEO Bonus Plan

The Company maintains an annual cash incentive plan for our CEO (the “CEO Bonus Plan”). The CEO Bonus Plan was established in recognition of the unique role of the CEO and the desire to provide him an incentive to achieve additional goals that are not measured in the Executive Bonus Plan. Under the CEO Bonus Plan, the CEO has a target annual cash incentive potential expressed as a percentage of base salary, which the CEO is eligible to receive based on the achievement of certain absolute and relative financial goals and on the Board’s assessment of the CEO’s overall performance. The CEO Bonus Plan provides that, depending on performance, the CEO’s annual cash incentive payout in any year may range from 0% to 200% of the CEO’s annual bonus potential. For fiscal year 2019, the target annual cash incentive for Mr. Maheswaran was 125% of his annual base salary (or $775,000).

The CEO Bonus Plan contained four weighted factors: (1) non-GAAP Operating Income Performance; (2) net revenue growth (year-over-year); (3) EPS growth and net revenue growth as compared to the CEO Bonus Peers; and (4) the evaluation of the CEO’s individual performance by the Board of Directors. These factors and their weighting are described below. For fiscal year 2019, the Compensation Committee

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COMPENSATION DISCUSSION AND ANALYSIS

determined that it would be appropriate to increase the weighting of the non-GAAP Operating Income Performance metric from 25% to 35% and reduce the individual performance component from 30% to 20% to place a greater emphasis on Company performance for the CEO’s bonus opportunity.

•

Non-GAAP Operating Income Performance – 35% of the CEO’s annual cash incentive was based on the Company’s attainment of non-GAAP operating income goals ($200,000,000, which was approximately 24% higher than our non-GAAP operating income achieved for fiscal year 2018 as taken into account in determining the fiscal year 2018 bonus for the CEO). This portion of the CEO Bonus Plan used the same non-GAAP operating income target as under the Company Performance Portion of the Executive Bonus Plan as discussed above. Attainment of this portion of the CEO Bonus Plan is calculated by reference to the following chart indicating the level of Company performance and the corresponding percentage of attainment.

Non-GAAP Operating Income as a Percentage of the Target	Percentage of Attainment

Below 80% of the target	0%

80% of the target	50%

90% of the target	60%

100% of the target	80%

105% of the target	100%

110% of the target	110%

120% of the target	130%

125% of the target	140%

130% of the target	150%

150% of the target or better	200%

•

Net Revenue Growth – 25% of the CEO’s annual cash incentive was based on net revenue growth goals. Attainment of this portion of the CEO Bonus Plan is calculated using the following formula (provided the resulting percentage cannot be greater than 200% or less than 0%):

Attainment Percentage	=	100% multiplied by	(Fiscal year 2019 net revenue minus prior fiscal year 2018 net revenue) (Net revenue from the 2019 Annual Business Plan minus prior fiscal year 2018 net revenue)

•

EPS and Net Revenue Growth compared to CEO Bonus Peers – 20% of the CEO’s annual cash incentive was based on the Company’s achievements in net revenue growth and EPS growth, as measured relative to such growth at the following companies (collectively, the “CEO Bonus Peers”), which were selected and established as the CEO Bonus Peers by the Compensation Committee at the start of fiscal year 2019:

Analog Devices, Inc.; Inphi Corporation; Integrated Device Technology, Inc.; Macom Technology Solutions; Maxim Integrated Products, Inc.; MaxLinear, Inc.; Microsemi Corporation; Monolithic Power Systems, Inc.; ON Semiconductor Corporation; Power Integrations, Inc.; Silicon Laboratories, Inc. and Texas Instruments Incorporated.

For each CEO Bonus Peer, EPS growth and net revenue growth were measured by comparing that company’s performance levels for the company’s fiscal year that ends with or during the Company’s 2019 fiscal year against the company’s performance levels for its immediately preceding fiscal year, in each case as reflected in its reported financial information.

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The Compensation Committee determined that it was appropriate to use a different set of companies for CEO Bonus Plan purposes as compared to the Peer Group used generally for compensation comparisons identified above. The fiscal year 2019 CEO Bonus Peers were specifically selected for use to measure our CEO’s performance based on similarities to the Company in terms of industry focus, business unit product lines, business characteristics, and status as a competitor of the Company in whole or in material part. Since this group of companies was used to measure performance as described above and not as a reference point to establish actual compensation levels, the Compensation Committee did not feel it necessary or appropriate to limit the group of companies considered based on the size of the company. The selected group of companies establishes an industry-representative set of directly competitive companies, and the Compensation Committee believes that comparison to and measurement against the performance of the CEO Bonus Peers provides a meaningful performance incentive to Mr. Maheswaran.

Attainment of this portion of the CEO Bonus Plan is calculated by reference to the following chart indicating the level of Company performance and the corresponding percentage of attainment. As indicated in the chart, if the Company did not achieve the threshold 50th percentile level for either the EPS growth metric or the net revenue growth metric, no payout would be made for this component.

Net Revenue Growth Relative to CEO Bonus Peers	Earnings Per Share Growth Relative to CEO Bonus Peers	Percentage of Attainment
Below 50th percentile	Below 50th percentile	0%
Below 50th percentile	50th percentile or better	50%
50th percentile or better	Below 50th percentile	50%
At or above 50th percentile but below 75th percentile	At or above 50th percentile but below 75th percentile	100%
75th percentile or better	At or above 50th percentile but below 75th percentile	150%
At or above 50th percentile but below 75th percentile	75th percentile or better	150%
75th percentile or better	75th percentile or better	200%

•

Board of Directors CEO Performance Evaluation – 20% of the CEO’s annual cash incentive is based on the assessment by the Board (excluding the CEO) of the CEO’s overall performance and leadership. The Board evaluates the CEO’s individual performance in five major categories:

1.	Strategy – including establishment of, and attainment in relation to, annual and longer-range strategic objectives.

2.

Operations – including overall operational effectiveness and results, measured in part by factors such as effectiveness in research and development spending, costs of quality, and revenue per employee metrics.

3.	Finance and Human Capital – including overall quality, transparency and accuracy of financial reporting both external and to the Board, and overall employee morale, retention rates, and motivation.

4.	Board Relations – including overall level, frequency, availability, and materiality of interactions with and reports to the Board of Directors in his capacity as CEO.

5.	Stockholder Relations and Value – including analyst, investor, and overall market assessment of the Company as an industry leader and high quality investment.

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COMPENSATION DISCUSSION AND ANALYSIS

Evaluation of the CEO’s individual performance by the Board involves, by its nature, subjective judgments made in good faith, in considering factors that are included in and relevant to the major categories noted above. The Board considers all of these factors to be equally weighted in making its evaluation.

The Chairman of the Board provides the summarized results of this annual evaluation to the Compensation Committee. The Compensation Committee considers the evaluation report and establishes an award from 0% to 200% of the target attributable to this factor.

As noted above for the Executive Bonus Plan, the Compensation Committee retains broad discretion (up or down, including withholding entirely) part or all of a proposed annual cash incentive payment to the CEO.

Fiscal Year 2019 CEO Bonus Plan Targets and Results

Non GAAP Operating Income Performance – The non-GAAP operating income goal and scoring matrix for the CEO Bonus Plan are the same as that set forth for the Executive Bonus Plan described above under “Executive Bonus Plan – Company Performance Portion of Fiscal Year 2019 Executive Bonus Plan (excluding CEO).” For fiscal year 2019, the non-GAAP operating income goal was set at $200,000,000 as a part of the ABP process. This goal was approximately 24% higher than our non-GAAP operating income achieved for fiscal year 2018 and taken into account under our fiscal year 2018 CEO Bonus Plan ($161,200,000). At the time the fiscal year 2019 non-GAAP operating income goal was set, the Compensation Committee’s judgment was that this goal would be difficult to achieve. For fiscal year 2019, the non-GAAP operating income achieved was $187,000,000, resulting in a 67% payout for this portion of the CEO Bonus Plan.

Net Revenue Growth (Year-over-Year) – The net revenue goal established by the Board in the Company’s fiscal year 2019 annual business plan (“ABP”) was $664,900,000, which reflected revenue growth of $60,900,000 or 10.1% above actual fiscal year 2018 net revenue. The Compensation Committee believed that, in the general economic environment at the time the net revenue growth goal was being established, with the global business forecasts available to us, achieving that specified level of net revenue would be challenging yet achievable. The net revenue taken into account under the CEO Bonus Plan for fiscal year 2019 was $648,700,000 resulting in a 73% payout for this portion of the CEO Bonus Plan.

Performance Relative to CEO Bonus Peers based on EPS Growth and Net Revenue Growth – This portion of the CEO Bonus Plan is based on a combination of the Company’s net revenue growth and EPS growth as compared to the CEO Bonus Peers identified above. The Company’s EPS growth for the full fiscal year 2019 was an increase of 16.5% year-over-year. This EPS performance was at the 51st percentile relative to the CEO Bonus Peers. The Company’s net revenue for the full fiscal year 2019 was an increase of 7.4% year-over-year. This net revenue growth performance was at the 55th percentile of the CEO Bonus Peers. The combined performance on net revenue growth and EPS growth resulted in a 50% payout for this portion of the CEO Bonus Plan.

Board of Directors CEO Individual Performance Evaluation – In addition to considering financial results, the Board also evaluated the CEO’s performance for fiscal year 2019 in the five individual performance categories noted above.

Specifically, the Board considered the Company’s achievements realized in fiscal year 2019 under the CEO’s leadership including strong progress in establishing leadership market positions in the IoT, 100 Gbps and the emerging 200 Gbps and 400 Gbps datacenter and mobile markets. The Board considered the CEO’s performance in this regard to be superior. Other key achievements under the leadership of the CEO included (i) the worldwide adoption of the Company’s LoRa® devices and wireless RF technology for LPWANs targeting the IoT market, which delivered strong growth for the year and continues to become the de facto standard for LPWAN applications; (ii) the continued momentum of the Company’s strong portfolio of high speed connectivity optical platforms at Cloud and hyper-scale datacenter customers; (iii) the further

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build out of the PON market and early roll-outs of 5G in China and favorable secular trends in the mobile segment where the Company increased content at smartphone customers with its proximity sensing and high-end protection platforms. In addition, several of the Company’s product groups delivered record revenue this fiscal year with the Signal Integrity Products Group having achieved its third consecutive year of record revenue and the Wireless and Sensing Products Group having delivered its second consecutive year of record revenues, while our Protection Products Group delivered another growth year. In fiscal year 2019, the Company acquired TrackNet and substantially all the assets of IC Interconnect Inc. The Board believes these and other achievements in fiscal year 2019 will add additional capabilities to help drive opportunities to advance the capabilities of the recently announced Cloud-based services platform and add to the Company’s core capabilities in next generation high-performance protection platforms. The Committee also considered the Board’s comments and input on the performance of the CEO in the five major categories discussed above. The Committee noted that the Board’s rating of the CEO’s performance in the stockholder relations and value category was the highest it had been in nine years and the CEO’s performance in the strategy category was near long-term highs. Taking these items into account, the Compensation Committee established an individual performance factor of 200% for this portion of the CEO Bonus Plan.

CEO Annual Cash Incentive Payment for Fiscal Year 2019

Based on the established goals and the results described above, for fiscal year 2019, Mr. Maheswaran received a total payout under the CEO Bonus Plan of $788,175, equal to 101.7% of his target annual cash incentive amount.

Equity Incentive Awards

The Compensation Committee believes that equity incentive awards serve to align the interests of executives with those of the Company’s stockholders, complement annual cash incentives by motivating executives to create and sustain value in the Company, and encourage our executives to avoid taking excessive risks that might have a significant short term or prolonged negative impact on our stock price. The equity award vehicles used in fiscal year 2019 were:

•	time-based restricted stock unit awards that vest in three equal annual installments (“Time-Based Units”); and

•

performance-based restricted stock units that vest based on our TSR relative to a benchmark of comparable semiconductor companies over 1-, 2- and 3-year performance periods (“Performance-Based Units”).

Each of these equity award vehicles constituted approximately 50% of the total target value of equity granted to our Named Executive Officers for fiscal 2019, except that we granted stock options to Mr. Chang (as opposed to Performance-Based Units) since he was newly-hired by the Company. The stock options constituted approximately 16.7% of the total value of Mr. Chang’s equity grant for fiscal year 2019.

In approving these equity awards, the Compensation Committee believed a mix of restricted stock units and performance-based restricted stock units would provide appropriate additional incentives to create value for our stockholders and to continue employment with the Company.

For performance-based equity awards, the Compensation Committee believed that relative TSR would be an effective measure for evaluating our performance over a sustained time horizon while adjusting for broader market conditions in a volatile industry sector. The availability of an index comprised of a group of comparable semiconductor companies provides a strong benchmark for comparison of our relative TSR performance, and the use of relative TSR as a performance metric supplements the financial metrics we use to evaluate performance under our bonus plan.

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COMPENSATION DISCUSSION AND ANALYSIS

Our equity incentive awards are subject to multi-year vesting. The equity awarded to our Named Executive Officers in fiscal 2019 vests over three years, except that the awards granted to Mr. Chang vest over four years. This multi-year element serves as a significant “holding period” in terms of requiring the executive to retain the underlying equity interest until some future date following the grant date of the award. The Compensation Committee believes that the inclusion of this vesting period component further aligns the long-term interests of the executive with the long-term interests of the Company’s stockholders and functions as a retention incentive for the executive.

In granting equity awards, the Compensation Committee considers the factors noted above under “Core Components of Compensation and Compensation Levels” and the value of such awards in comparison to awards to comparable executives within our Peer Group. There is no specific weighting applied to any of these factors and the process ultimately relies on the Compensation Committee’s judgment. The grant-date value of equity-based incentives granted to our NEOs during fiscal year 2019, while determined on an individual basis, was generally positioned above the median for comparable positions within our Peer Group. The Compensation Committee believed that positioning these values to generally be above the median for comparable positions for the Peer Group was balanced by the performance-based restricted stock units having targeted goals that the Compensation Committee believed would be difficult to obtain. For example, and as previously noted, the performance-based restricted stock unit awards granted by the Company with performance periods ending in fiscal years 2016, 2017 and 2018, respectively, paid out at below-target levels or were forfeited with no payment.

Restricted Stock Unit Awards

Our restricted stock unit awards represent a contingent right to receive one share of our common stock or, in the Compensation Committee’s discretion, the payment of cash for each unit in an amount equal to the fair market value of our common stock. The Compensation Committee believes that grants of Time-Based Units are particularly useful to motivate executives to avoid undue risk and to align their interests with those of our stockholders, since our grants of restricted stock unit awards have intrinsic economic value which correlates directly to our stock price. Thus, the value of a restricted stock unit award can go up or down depending on the changes to our stock price over time. While restricted stock unit awards will always have some intrinsic value as long as our stock remains marketable, we believe our executives are motivated to seek to increase the intrinsic value through Company performance that is reflected in favorable and sustainable increases in our stock price. We also believe that actions or business decisions carrying risks that might reduce our stock price are discouraged by the correlation between the intrinsic value of these awards and the growth of our stock price. In addition, the Time-Based Units serve as a retention incentive over the multi-year vesting period. Time-Based Units granted to our NEOs vest annually over three years from the date of grant, subject to the executive’s continued employment with the Company.

Performance-Based Restricted Stock Units

The Performance-Based Units granted to the NEOs in fiscal year 2019 are eligible to vest based on the Company’s TSR relative to the TSR of the S&P SPDR Semiconductor ETF (NYSE:XSD) (the “Index”). The Index was selected for this purpose because of its focus on the semiconductor industry and because it is a modified equal-weighted index, which means that (as opposed to a market capitalization-weighted index) it provides relatively greater exposure to mid- and small-cap stocks.

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A target number of Performance-Based Units is covered by each award, with one-third of the target number of units allocated to each of the three performance periods covered by the award (with the first period consisting of our 2019 fiscal year, the second period consisting of our 2019 and 2020 fiscal years, and the third period consisting of our 2019, 2020 and 2021 fiscal years). Between 0% and 200% of the target number of units allocated to each of those periods is eligible to vest based on our relative TSR performance through the end of that period determined as follows:

Relative TSR Percentage	Award Multiplier
+50% or greater	200%
+25%	150%
0%	100%
-30%	25%
Less than -30%	0%

The Relative TSR Percentage for a performance period is equal to our TSR for that period minus the TSR of the Index for that performance period. For these purposes, TSR for both the Company and the Index is calculated based on the average prices over the 30-trading-day period preceding the performance period and the 30-trading day period ending with the last day of the performance period and assuming in each case that all dividends issued over the performance period are reinvested as of the payment date. The Award Multiplier is applied to the target number of shares allocated to the applicable performance period. If the Relative TSR Percentage falls between two levels in the table above, the Award Multiplier will be determined using straight line interpolation between those levels. In addition, if the Company’s TSR for a particular performance period is negative, the Award Multiplier for that performance period is capped at 100%.

Fiscal Year 2019 Annual Equity Incentive Awards

For fiscal year 2019, the Compensation Committee granted our NEOs annual Time-Based Units and Performance-Based Units covering the number of shares of our common stock set forth in the following table. As noted above, the Compensation Committee believed that this mix of awards was consistent with our performance-based philosophy as a substantial portion of each NEO’s total annual equity awards was performance-based.

Executive	Time-Based Units	Performance-Based Restricted Stock Units (Target)
Mr. Maheswaran	65,000	70,000
Mr. Chukwu	19,531	19,531
Mr. Chang	30,000	–
Mr. Kim	16,741	16,741
Mr. Silberstein	13,951	13,951

As noted above, we granted Mr. Chang an option to purchase 20,000 shares of our common stock in fiscal year 2019 as opposed to Performance-Based Units. The option has an exercise price equal to the closing price of our common stock on the grant date and will have value only to the extent our stock price increases while the option is outstanding.

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COMPENSATION DISCUSSION AND ANALYSIS

Vesting of Fiscal 2019 and 2018 Performance-Based Awards

As noted above, the first performance period for the fiscal 2019 Performance-Based Units awarded to our NEOs consisted of our 2019 fiscal year and the second performance period for the fiscal 2018 Performance-Based Units awarded to our NEOs (which were designed similarly to our fiscal 2019 Performance-Based Units) consisted of our 2018 and 2019 fiscal years. Our Relative TSR Percentage and Award Multiplier for the applicable performance periods are shown in the table below.

Year of Grant	Measurement Period	% of Target Award Tied to Period	SMTC TSR	Index TSR	Relative TSR Percentage	Award Multiplier (% of Target Units Vesting)
Fiscal 2018	2 year Ending FYE19	33 1/3%	45.98%	16.93%	29.05%	158.10%
Fiscal 2019	1 year Ending FYE19	33 1/3%	31.78%	-8.31%	40.09%	180.18%

The remaining one-third of the total number of Performance-Based Units granted in fiscal year 2018 remain outstanding and eligible to vest based on our relative TSR performance during the three-year performance period consisting of our fiscal years 2018-2020.

The remaining two-thirds of the total number of Performance-Based Units granted in fiscal year 2019 remain outstanding and eligible to vest based on our relative TSR performance during two- and three-year performance periods consisting of our fiscal years 2019-2020 and our fiscal years 2019-2021, respectively.

Vesting of 2017-2019 Performance-Based Restricted Stock Unit Awards

At the beginning of our fiscal year 2017, we granted performance-based awards to each of our named executive officers that covered a three-year performance period consisting of our fiscal years 2017-2019. The following matrix reflects the payout level (the unshaded boxes, as a percentage of the target number of units subject to the award) established for the awards, with the payout level determined based on the Company’s actual cumulative net revenue and actual cumulative non-GAAP operating income for fiscal years 2017-2019 (the shaded areas in the chart) and determined by linear interpolation for performance between the indicated levels.

2017-2019 Performance-Based Restricted Stock Unit Award: Payout Matrix

		Operating Income (3-year Cumulative)

		<$242MM (70%)	$242MM (70%)	$276MM (80%)	$311MM (90%)	$345MM (100%)	$380MM (110%)	$414MM (120%)	>=$449MM (130%)

Net Revenue (3-Year Cumulative)	>=$1,960MM (120%)	0%	100%	110%	115%	120%	145%	175%	200%
	$1,796MM (110%)	0%	90%	100%	105%	110%	130%	160%	180%
	$1,633MM (100%)	0%	80%	90%	95%	100%	120%	140%	160%
	$1,470MM (90%)	0%	70%	80%	85%	90%	110%	125%	140%
	$1,306MM (80%)	0%	50%	60%	70%	80%	90%	105%	120%
	<$1.306MM (80%)	0%	0%	20%	35%	50%	65%	80%	100%

The performance targets were set by the Compensation Committee at the start of fiscal year 2017.

At the end of fiscal 2019, the Compensation Committee determined that the payout percentage for these awards would be 180.79% of the target number of shares subject to each executive’s award. The

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Company’s cumulative net revenue for the performance period was $1.8 billion, and its non-GAAP operating income was $0.5 billion for the performance period.

February 2014 CEO Performance Long-Term Incentive Award

As previously disclosed in the Proxy Statement for our 2015, 2016, 2017 and 2018 Annual Meetings of Stockholders, the Company made a special equity award grant to our CEO in February 2014 (the “February 2014 CEO Award”). Vesting of the February 2014 CEO Award was structured such that vesting would only occur if the Company’s average stock price over a period of trading days was to reach specified levels of $35.00 and $40.00. On July 14, 2017, the first tranche of the award (representing 30% of the total award or 66,000 stock units) vested as the $35.00 stock price target was achieved. On June 7, 2018, the second tranche of the award (representing 70% of the total award or 154,000 stock units) vested as the $40.00 stock price target was achieved.

Fiscal Year 2020 Equity Awards

Our Compensation Committee and Board of Directors engaged in extensive discussions with respect to our Chief Executive Officer compensation during fiscal 2019, focusing on retaining and motivating Mr. Maheswaran during a critical time horizon for Semtech. As background, the Compensation Committee considered that Semtech’s market capitalization had increased by approximately $2.5 billion during an approximately 10-year time horizon. Roughly half of that occurred during the last three years with the emergence of the Company’s LoRa technology and because of other strategic initiatives driven by our CEO. In particular, the decision to pursue the LoRa technology was a direct result of Mr. Maheswaran’s vision and the Compensation Committee and Board of Directors believe that ensuring Mr. Maheswaran’s ongoing leadership will be the most critical factor in determining LoRa’s ultimate success. The Compensation Committee also considered that Mr. Maheswaran would have other meaningful opportunities available to him and determined to act proactively to help ensure his retention and alignment with stockholders’ long-term interests. Accordingly, the Compensation Committee determined to award him an up-front, long-term stock grant, significantly weighted to performance-based vesting. The Compensation Committee intends that the award represents Mr. Maheswaran’s entire long-term equity incentive award opportunity for fiscal years 2020-2023, and does not intend to grant an additional equity award to Mr. Maheswaran before fiscal year 2024.

As part of the Compensation Committee’s consideration of making an up-front, long-term stock grant to Mr. Maheswaran, we reached out to 21 stockholders and our Compensation Committee Chair had calls with 10 stockholders who together own approximately 30% of our common stock. The objectives of these meetings included soliciting stockholders’ views on executive compensation structures that included up-front equity award grants with significant performance-based components. The general feedback received during these meetings was that stockholders would want to consider the specific terms of an up-front grant, but there was general support for placing a significant portion of long-term compensation opportunities “at risk” and contingent on creating meaningful stockholder value. Taking this outreach into account, along with other analyses it considered, the Compensation Committee, with respect to the Absolute Stock Price PSUs described below, increased the amount of stockholder value that would need to be created in order for the award to vest from the range of values it had otherwise been considering.

The Compensation Committee believes the four-year up-front grant for Mr. Maheswaran will incentivize him to continue to drive our strategy and fully develop the LoRa opportunities. It is extremely stockholder-focused with over 87% of the total grant (based on the target number of shares subject to the awards at grant) subject to absolute and multi-year relative stock price-based vesting requirements. The percentage of the grant subject to only time-based vesting requirements, as well as the portions of the grant subject to absolute and multi-year relative stock price-based performance requirements, was carefully considered to balance the incentives, avoid incentives to take unnecessary risk, and retain a strong retention hold through a diverse range of potential future scenarios for our Company as well as the broader market.

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COMPENSATION DISCUSSION AND ANALYSIS

In determining the size of the up-front grant, the Compensation Committee also considered the range of annualized grant values typically awarded to chief executive officers by the Company’s peer group, the fact that there is no up-side vesting for the Absolute Stock Price PSUs described below (i.e., the maximum vesting level is 100% of the number of units subject to the award), and the significant risk of forfeiture of the Absolute Stock Price PSUs described below presented by the significant stockholder value that must be created in order for the award to vest. The Compensation Committee determined that Mr. Maheswaran’s total up-front grant would cover 550,000 shares of Company common stock, allocated between three different types of awards as described below. Since the award is intended to cover four fiscal years (2020-2023), on an annualized basis the number of shares subject to the award (one-fourth of the total 550,000 shares is 137,500 shares) is only slightly larger than the 135,000 shares subject to Mr. Maheswaran’s equity awards granted by the Company in fiscal year 2019 (in each case, taking performance-based awards into account at the target number of shares subject to the award). In addition, 87% of the total up-front grant is subject to performance-based vesting conditions, while only 52% of Mr. Maheswaran’s equity awards granted by the Company in fiscal year 2019 are subject to performance-based vesting conditions (in each case, based on the target number of shares subject to the awards at grant). The Compensation Committee’s objective was to provide a framework that increases Mr. Maheswaran’s compensation opportunity in scenarios where LoRa is as successful as the Board of Directors believes is possible. However, the equity awards are heavily weighted to performance-based equity, which creates alignment with stockholder interests as a substantial portion of the total award value is “at risk” (including the risk of forfeiture of the entire performance-based awards) unless significant value is created for our stockholders. Taking all of the factors noted above into account, the Compensation Committee believes that the up-front grant is reasonable and in the best interests of our stockholders.

The award was granted to Mr. Maheswaran in March 2019 and consisted of three distinct components:

•	The Time-Based Units granted to Mr. Maheswaran in fiscal year 2020 are scheduled to vest annually over a four-year vesting period measured from the date of grant of the awards.

•

One type of Performance-Based Unit award granted to our Mr. Maheswaran in fiscal year 2020 follows the design of the Performance-Based Units awarded to our NEOs in fiscal year 2019, except that the vesting period of the award was extended from three years to four years (“Relative TSR PSUs”). These Performance-Based Units are eligible to vest based on the Company’s TSR relative to the TSR of the Index, applying the same vesting schedule and methodology as described above with respect to the Performance-Based Units granted to our NEOs in fiscal year 2019, except that the award consists of four performance periods (with one-quarter of the target number of units covered by the award allocated to each of the four periods, and with the first period consisting of our 2020 fiscal year, the second period consisting of our 2020 and 2021 fiscal years, the third period consisting of our 2020, 2021 and 2022 fiscal years, and the fourth period consisting of our 2020, 2021, 2022, and 2023 fiscal years). Between 0% and 200% of the target number of units allocated to each of those periods is eligible to vest based on our relative TSR performance through the end of that period.

•

The other type of Performance-Based Unit awarded to Mr. Maheswaran in fiscal year 2020 is subject to the attainment of pre-established absolute stock price levels (“Absolute Stock Price PSUs”), similar to the February 2014 CEO Award. Specifically, this award is eligible to vest during the period commencing March 5, 2019 and ending March 5, 2024 (the “Performance Period”) as follows: 30% of the restricted stock units covered by the award will vest if, during any period of 30 consecutive trading days that commences and ends during the Performance Period, the average per-share closing price of the Company’s common stock equals or exceeds $71.00; and the award will vest in full if, during any period of 30 consecutive trading days that commences and ends during the Performance Period, the average per-share closing price of the Company’s common stock equals or exceeds $95.00. If a majority change in control of the Company occurs during the Performance Period: 30% of the award will vest if the $71.00 vesting level under the awards was not previously attained and the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value equal to or greater

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than $71.00; the awards will vest in full if the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value equal to or greater than $95.00; and there will be proportionate vesting (between 30% and 100% of the award) if the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value between $71.00 and $95.00.

The Absolute Stock Price PSUs provide the opportunity for Mr. Maheswaran to earn approximately $7 million by achieving an increase in stockholder value of more than $1 billion within the five-year Performance Period applicable to the award (based on 30% of the total number of restricted stock units subject to the award becoming vested at a per-share price of the Company’s common stock equal to $71.00, as described above, and with the increase in stockholder value measured based on the number of shares of the Company’s common stock outstanding on the date of grant of the award and the closing price of a share of common stock of the Company on the date of grant of the award, $55.04). If Mr. Maheswaran earns this portion of the award, it would represent an incentive of approximately 0.65% of the total increase in stockholder value from the grant date of the award. Mr. Maheswaran will have the opportunity to additionally earn approximately $21 million by achieving a total increase in stockholder value of approximately $2.6 billion within the five-year Performance Period applicable to the award (based on the additional 70% of the total number of restricted stock units subject to the award becoming vested at a per-share price of the Company’s common stock equal to $95.00, as described above, and with the increase in stockholder value measured based on the number of shares of the Company’s common stock outstanding on the date of grant of the award and the closing price of a share of common stock of the Company on the date of grant of the award, $55.04). If Mr. Maheswaran earns this portion of the award, it would represent an incentive of approximately 0.81% of the total increase in stockholder value from the grant date of the award.

The Time-Based Units and Relative TSR PSUs awarded to our other NEOs in fiscal year 2020 continued to have three-year vesting periods, with the Time-Based Units vesting annually over three years after the date of grant of the awards and the Relative TSR PSUs covering three performance periods (with one-third of the target number of units covered by the awards allocated to each of the three periods, and with the first period consisting of our 2020 fiscal year, the second period consisting of our 2020 and 2021 fiscal years, and the third period consisting of our 2020, 2021 and 2022 fiscal years).

The Compensation Committee granted our NEOs the following number of Time-Based Units, Relative TSR PSUs, and Absolute Stock Price PSUs in March 2020:

Executive	Time-Based Units	Relative TSR PSUs (Target #)	Absolute Stock Price PSUs
Mr. Maheswaran	70,000	160,000	320,000
Mr. Chukwu	15,000	15,000	–
Mr. Chang	7,000	7,000	–
Mr. Kim	10,000	10,000	–
Mr. Silberstein	14,000	14,000	–

Other Compensation

Perquisites and Benefits

During fiscal year 2019, we did not provide any significant perquisites to our NEOs. The Company provides our NEOs with certain benefits on the same terms made available to our other employees generally, including participation in our 401(k) retirement plan, health care plans, life insurance plans, and other welfare benefit programs. The Company also reimburses each NEO for the cost of an annual physical exam. The Compensation Committee believes that this benefit helps protect the health of the executive team at a relatively small cost to the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition to the standard benefits offered to all of our employees generally, our U.S.-based executives and other employees who are specifically approved by the Compensation Committee are eligible to participate in our Deferred Compensation Plan, which allows our executives to elect to defer annual salary and/or annual cash incentive income. The Deferred Compensation Plan is unfunded and unsecured; however, the Company maintains life insurance policies on the lives of certain current and former participants in the plan, the benefit and accrued value of which is intended to cover a majority of the plan’s accrued liability. For fiscal year 2019, the Company matched, on a dollar-for-dollar basis, up to the first 10% of employee base salary contributions for our CEO, our Chief Financial Officer and our General Counsel, up to the first 8% for participants at the Vice President level, and up to the first 5% for all other participants. The Compensation Committee believes that providing the NEOs with this deferred compensation opportunity is a cost-effective way to permit the executives to receive the tax benefits associated with delaying income tax on the compensation deferred, even though the related deduction for the Company is also deferred. For more information on our Deferred Compensation Plan, please see “Nonqualified Deferred Compensation Plan-Fiscal Year 2019” in this Proxy Statement.

Severance

The Compensation Committee evaluates the level of severance benefits, if any, to be provided to an NEO on a case-by-case basis. Currently, Mr. Maheswaran is our only NEO covered by an agreement with the Company that provides for severance benefits outside the context of a change in control transaction.

At the time Mr. Maheswaran was hired in 2006, the Compensation Committee determined that providing him with certain severance protections was a material inducement to attracting him to the Company and was appropriate in light of his position within the Company, his overall compensation package and the post-employment restrictions he would be subject to after he no longer works for the Company. Pursuant to the terms of Mr. Maheswaran’s offer letter, originally entered into in March 2006 and as subsequently amended (the “Offer Letter”), in the event Mr. Maheswaran’s employment with us is terminated for reasons other than death, disability or “cause,” or if he terminates his employment for “good reason” within 30 days of an event giving rise to good reason, he will be entitled to 12 months of his annual salary, and 12 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage. The terms “cause” and “good reason” are defined in the Offer Letter. These severance benefits are contingent on Mr. Maheswaran’s execution of a release agreement which, among other things, releases the Company from liability relating to his employment and the termination of his employment.

Change in Control Benefits

Equity Plan Change in Control Benefits

Under the terms of our stockholder approved equity incentive plans, if there is a change in control of the Company and the successor entity does not assume the obligation for the stock options or other equity-based awards, or the awards do not otherwise remain outstanding after the transaction, then the unvested stock options and other equity based awards (other than Performance-Based Units, described below) generally will become fully vested as a result of the transaction. If the successor entity does assume the obligation for stock options or other equity-based awards in the change in control transaction, then in the event of a loss of employment within 12 months following a “change in control,” due to termination of employment by the Company without “cause” or a “constructive termination” of the participant (as those terms are defined in the applicable plan), certain then unvested stock options and other equity based awards, but not including Performance-Based Units granted under the Company’s 2008 Long-Term Equity Incentive Plan (the “2008 Plan”), its 2013 Long-Term Equity Incentive Plan (the “2013 Plan”) and its 2017 Long-Term Equity Incentive Plan (the “2017 Plan”), will become fully vested.

As to our Performance-Based Units awarded in fiscal years 2018 and 2019, and our Relative TSR PSUs awarded in fiscal year 2020, in the event of a change in control in which the Company’s stock ceases to be publicly-traded, the number of units subject to any portion of the award as to which the performance period

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did not end before the closing of the change in control will become “fixed” based on the Company’s TSR relative to the TSR of the Index for a shortened performance period ending with the change in control. In such circumstances, a pro-rated portion (based on the portion of the performance period elapsed before the transaction) of the number of units that become fixed on the change in control will accelerate and be paid upon the closing of the transaction. The balance of the units will remain subject to the time-based vesting condition applicable to the awards through the end of the original applicable performance periods (unless the awards were to be terminated in connection with the transaction and not assumed by an acquiring company, in which case these units would also vest on the closing of the transaction). If the executive’s employment terminates in circumstances on or after a change in control that entitle the executive to severance benefits under the Semtech Corporation Executive Change in Control Retention Plan (the “CIC Plan”) described below or the executive’s offer letter, the time-based vesting conditions applicable to the award would no longer apply and the remaining units subject to the award (after giving effect to the performance measurement on the change in control) would accelerate and become payable on the separation.

Deferred Compensation Plan

Our Deferred Compensation Plan provides for vesting of account balances attributable to Company matching contributions on involuntary termination of employment within 18 months of a change in control.

Executive Change in Control Retention Plan

The Compensation Committee believes that providing severance protections to our executive officers should a change in control occur is in the best interests of the Company and our stockholders in order to provide additional retention incentives to the selected executive officers and to encourage them to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain. On December 19, 2014, the Compensation Committee adopted the Semtech Corporation Executive Change in Control Retention Plan (the “CIC Plan”). Mr. Maheswaran’s Offer Letter includes severance protections, discussed above. Accordingly, he does not participate in the CIC Plan.

The CIC Plan provides for certain severance benefits if the participant’s employment with the Company terminates in certain circumstances in connection with a “change in control” (as defined in the CIC Plan). If the CIC Plan participant’s employment is terminated by the Company other than for “cause” (as defined in the CIC Plan) or by the participant for “good reason” (as such terms are defined in the CIC Plan), in either case during a “change in control window,” the participant will be entitled to receive certain severance benefits. For these purposes, a “change in control window” is defined as the period (1) beginning on the earlier of (a) 90 days prior to a change in control or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control (provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a change in control), and (2) ending on the second anniversary of such change in control. A more detailed description and discussion of the CIC Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading “Potential Payments on Termination or Change in Control.”

The CIC Plan does not provide for automatic accelerated vesting of equity awards upon a change in control transaction. The CIC Plan does not include a tax “gross-up” provision. Instead, if any payment or benefit received by a participant in the CIC Plan in connection with a change in control of the Company would have been subject to any excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any such Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

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COMPENSATION DISCUSSION AND ANALYSIS

A more detailed description of the CIC Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading “Potential Payments on Termination or Change in Control.”

CEO Change in Control Arrangements

As noted above, Mr. Maheswaran does not participate in the CIC Plan. Severance protections for Mr. Maheswaran are provided in his Offer Letter. Mr. Maheswaran’s Offer Letter provided that he would be entitled to certain enhanced severance benefits if, within 12 months following a “change in control” (as defined in the Offer Letter), his employment with us is terminated for reasons other than death, disability or “cause,” or if he had terminated his employment for “good reason” within 30 days of an event giving rise to good reason. In December 2014, the Compensation Committee determined that it was advisable to amend Mr. Maheswaran’s Offer Letter to conform to certain of the provisions of the CIC Plan to provide consistency in these provisions among the executive team and to provide for a new five-year term that will expire on December 19, 2019, subject to earlier termination upon a termination of Mr. Maheswaran’s employment. The Offer Letter amendments provide that, instead of severance benefits being triggered by a termination of his employment with us within 12 months following a change in control under the circumstances described above, Mr. Maheswaran would be entitled to such enhanced severance benefits if his employment with us is terminated under the circumstances described above during a “change in control window.” For these purposes, a “change in control window” has the same meaning as provided under the CIC Plan. In the event the employment of Mr. Maheswaran is terminated under such circumstances, he would be entitled to cash severance benefits equal to two times his annual salary, two times his target annual cash incentive, a pro-rated annual cash incentive for the fiscal year of the termination, and up to 24 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage.

We believe it is appropriate to provide these protections for Mr. Maheswaran for the same reasons we provide benefits under the Change in Control Plan to the other NEOs as described above. Mr. Maheswaran’s Offer Letter also provides severance protections should his employment be terminated in certain circumstances outside of a change in control window. These provisions were negotiated with Mr. Maheswaran when he joined the Company.

Mr. Maheswaran is not entitled to a tax gross-up for any Excise Tax. Instead, Mr. Maheswaran’s payments and benefits payable in connection with a change in control will either be reduced, but not below zero, as necessary to avoid Mr. Maheswaran incurring any such Excise Tax or be paid in full, with Mr. Maheswaran paying any Excise Tax due, whichever places Mr. Maheswaran in the better after-tax position.

For more information on our severance and change in control arrangements with the NEOs, including a more detailed description of Mr. Maheswaran’s Offer Letter, please see “Potential Payments on Termination or Change in Control” below in this Proxy Statement.

Other Compensation Policies

Stock Ownership Guidelines and Equity Award Holding Period Requirements

To further our objective of aligning the interests of management with those of our stockholders, the Company maintains stock ownership guidelines for our executive officers. Under these guidelines, each of our executive officers is to maintain a level of equity ownership of the Company (which may include shares of the Company’s stock owned by the executive, by the executive’s spouse or minor children residing with the executive, or in a trust for estate or tax planning purposes that is revocable by the executive or the executive’s spouse, stock options, restricted stock, and restricted stock units) that has a value approximately equal to two times (five times in the case of the CEO) the annual base salary of such executive officer. Our stock ownership guidelines also include equity award holding period requirements such that if an executive officer’s level of ownership of Company common stock does not satisfy the targeted level under our stock ownership guidelines, the executive officer is expected to hold at least 50% of the net vested shares

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COMPENSATION DISCUSSION AND ANALYSIS

acquired upon the exercise, payment or vesting of any Company equity award granted to the executive officer after August 17, 2016. For this purpose, the “net vested shares” generally means the number of shares acquired pursuant to the award less the number of any shares sold or withheld to pay the exercise price of the award (in the case of stock options) or any applicable tax withholding obligations in connection with the exercise, payment or vesting of the award. The applicable ownership level is expected to be achieved within five years of the effective date of the guidelines for officers serving as of the adoption of the guidelines.

Description of Employment Arrangements

All of our NEOs are employed on an at-will basis and none of our NEOs are employed under the terms of an employment agreement for a fixed term. We do, however, issue written offer letters from time to time to prospective executives that set forth their initial terms of compensation and other material terms including, in the case of Mr. Maheswaran, post-termination severance obligations, and we provide certain severance protections under the CIC Plan, as described above under “Other Compensation – Severance.”

Section 162(m) Considerations

Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Company’s Compensation Committee under a plan approved by the Company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.

As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Clawback Policy

The Company maintains a “clawback” policy that allows our Board of Directors or the Compensation Committee to require reimbursement or cancellation of awards or payments made under our cash and equity incentive plans to the Company’s officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based on this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement, portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal year 2019. Respectfully submitted by THE COMPENSATION COMMITTEE

Bruce C. Edwards, Chair        Rodolpho C. Cardenuto        Ye Jane Li        Carmelo J. Santoro

This Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above currently comprise the Compensation Committee. No member of our Compensation Committee during fiscal year 2019 is or has been an executive officer or employee of the Company, and no member of the Compensation Committee had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers now serve, or served during fiscal year 2019, as a director or a member of a compensation committee (or other committee performing an equivalent function) of another entity that had one of its executive officers serving on our Board or Compensation Committee during fiscal year 2019 or currently.

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EXECUTIVE COMPENSATION

The following table presents information regarding compensation of our NEOs for service during fiscal years 2017-2019. Additional information regarding the compensation realized by our NEOs in fiscal year 2019 can be found in the CD&A.

SUMMARY COMPENSATION TABLE – FISCAL YEAR 2019

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Mohan R. Maheswaran	2019	617,692	–	4,694,518	–	788,175	70,094	6,170,479
President and Chief Executive Officer	2018	600,000	–	5,069,735	–	733,125	61,707	6,464,567
	2017	598,769	–	2,468,910	433,489	1,200,000	125,316	4,826,485
Emeka N. Chukwu	2019	397,115	–	1,358,318	–	256,000	48,712	2,060,145
Exec. VP and Chief Financial Officer	2018	375,000	–	1,219,215	–	300,000	47,213	1,941,428
	2017	375,000	–	1,313,250	72,633	306,000	76,442	2,143,326
Christopher H. Chang (1)	2019	325,000	–	1,042,500	209,121	156,000	25,225	1,757,846
Senior VP, Corporate Marketing and Business Development	2018 2017	43,750 –	– –	– –	– –	– –	813 –	44,563 –
James J. Kim	2019	358,269	–	1,164,282	–	230,400	37,636	1,790,587
Exec. VP, Worldwide Sales	2018	343,769	–	1,219,215	–	260,400	35,842	1,859,226
	2017	325,000	–	1,278,230	72,633	265,200	57,290	1,998,353
Asaf SiIberstein	2019	357,692	–	970,247	–	256,500	37,603	1,622,042
Exec. VP, Worldwide	2018	338,154	–	1,158,105	–	238,000	35,311	1,769,571
Operations and Information Technology	2017	310,000	–	670,633	48,422	232,190	1,961	1,263,206

(1)	Mr. Chang began his employment with the Company in December of 2017.

(2)

The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values noted below, are computed in accordance with FASB ASC Topic 718 for the stock and option awards granted to the NEOs in the corresponding fiscal year based on the assumptions set forth in Note 11 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 21, 2019, and on the assumptions in similar footnotes to the financial statements included in the Company’s Annual Reports on Form 10-K filed in prior years.

For the Performance-Based Units granted during fiscal years 2017 through 2019, the grant-date values of the awards were calculated based on the “target” level of performance, which was determined for accounting purposes to be the probable outcome of the performance conditions applicable to these awards. Accordingly, the grant date fair value of the Performance-Based Units granted to our NEOs reported in the Summary Compensation Table above are included in the stock award column of the table based on an assumption that the Performance-Based Units would vest at target level. If we achieve the highest level of performance under the Performance-Based Units granted in each of those fiscal years, the Performance-Based Units would vest and be paid at 200% of the target level. The following tables present the grant date fair values of the Performance-Based Units granted to our NEOs in fiscal years 2019, 2018, and 2017 under two sets of assumptions: (a) assuming that the applicable performance conditions were achieved at the target level (the value included in the stock award column of the table above as compensation for the NEOs in that year), and (b) assuming that the highest level of performance would be achieved.

Fiscal Year 2019 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value	Aggregate Grant Date Fair Value
	(Based on Target Performance)	(Based on Maximum Performance)
Name	($)	($)
Mr. Maheswaran	2,435,768	4,871,537
Mr. Chukwu	679,615	1,359,231
Mr. Chang	–	–
Mr. Kim	582,533	1,165,065
Mr. Silberstein	485,450	970,900

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EXECUTIVE COMPENSATION

Fiscal Year 2018 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value	Aggregate Grant Date Fair Value
	(Based on Target Performance)	(Based on Maximum Performance)
Name	($)	($)
Mr. Maheswaran	2,768,735	5,537,469
Mr. Chukwu	672,250	1,344,500
Mr. Chang	–	–
Mr. Kim	672,250	1,344,500
Mr. Silberstein	611,140	1,222,280

Fiscal Year 2017 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value	Aggregate Grant Date Fair Value
	(Based on Target Performance)	(Based on Maximum Performance)
Name	($)	($)
Mr. Maheswaran	1,015,580	2,031,160
Mr. Chukwu	350,200	700,400
Mr. Chang	–	–
Mr. Kim	315,180	630,360
Mr. Silberstein	210,120	420,240

The Performance-Based Units granted in fiscal year 2017 were determined to vest at a rate of 180.79% based on cumulative performance for the three-year period covered by the award. The first and second tranches of the Performance-Based Units granted in fiscal year 2018 (each consisting of one-third of the target number of units in the total award and relating to performance during fiscal year 2018 and the two-year period of fiscal years 2018 and 2019) were determined to vest at a rate of 58.27% and 158.10%, respectively. The first tranche of the Performance-Based Units granted in fiscal year 2019 (consisting of one-third of the target number of units in the total award and relating to performance during fiscal year 2019) was determined to vest at a rate of 180.18%.

(3)

Amounts set forth in the “Non-Equity Incentive Plan Compensation” column for fiscal year 2019 reflect the amounts paid to our CEO under our CEO Bonus Plan and amounts paid to our other NEOs under the terms of our Executive Bonus Plan. The amounts shown for each fiscal year represent amounts earned for performance in the applicable fiscal year. Actual payment is made in the following fiscal year.

(4)

Amounts presented in the “All Other Compensation” column for fiscal year 2019 include Company contributions to our 401(k) plan and our Deferred Compensation Plan for our NEOs, as indicated in the table below.

Employer Contributions to Compensation Plans
Name	401(k) Plan ($)	Deferred Compensation Plan ($)
Mr. Maheswaran	8,325	61,769
Mr. Chukwu	9,000	39,712
Mr. Chang	4,225	21,000
Mr. Kim	8,975	28,661
Mr. Silberstein	8,988	28,615

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in Fiscal Year 2019

The following table presents information regarding the equity and non-equity incentive awards granted to the NEOs during fiscal year 2019. The material terms of each award are described below under “Description of Fiscal Year 2019 Plan-Based Awards.”

GRANTS OF PLAN-BASED AWARDS – FISCAL YEAR 2019 (1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (per share) ($)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Maheswaran
Annual Incentive	N/A	155,000	775,000	1,550,000	–	–	–	–	–	–	–
RSU	3/6/2018	–	–	–	–	–	–	65,000	–	–	2,258,750
PSU	3/6/2018	–	–	–	17,500	70,000	140,000	–	–	–	2,435,768
Mr. Chukwu
Annual Incentive	N/A	80,000	320,000	480,000	–	–	–	–	–	–	–
RSU	3/6/2018	–	–	–	–	–	–	19,531	–	–	678,702
PSU	3/6/2018	–	–	–	4,883	19,531	39,062	–	–	–	679,615
Mr. Chang
Annual Incentive	N/A	48,750	195,000	292,500	–	–	–	–	–	–	–
NQSO	3/6/2018	–	–	–	–	–	–	–	20,000	34.75	209,121
RSU	3/6/2018	–	–	–	–	–	–	30,000	–	–	1,042,500
Mr. Kim
Annual Incentive	N/A	72,000	288,000	432,000	–	–	–	–	–	–	–
RSU	3/6/2018	–	–	–	–	–	–	16,741	–	–	581,750
PSU	3/6/2018	–	–	–	4,185	16,741	33,482	–	–	–	582,533
Mr. Silberstein
Annual Incentive	N/A	67,500	270,000	405,000	–	–	–	–	–	–	–
RSU	3/6/2018	–	–	–	–	–	–	13,951	–	–	484,797
PSU	3/6/2018	–	–	–	3,488	13,951	27,902	–	–	–	485,450

Legend
RSU NQSO	Time-Based Units Stock Options	PSU	Performance-Based Units

(1)	All equity awards were made pursuant to the 2017 Plan.

(2)

The Non-Equity Incentive Plan Awards made to Mr. Maheswaran were granted pursuant to the terms of our CEO Bonus Plan. All Non-Equity Incentive Plan Awards made to our other NEOs were granted pursuant to the terms of our Executive Bonus Plan. As a participant in the CEO Bonus Plan, Mr. Maheswaran is ineligible to receive awards pursuant to the Executive Bonus Plan. All Non-Equity Incentive Plan Awards were paid to our executives in fiscal year 2020 for their performance in fiscal year 2019. There is no guaranteed minimum bonus under the applicable plan. For each NEO, the “Threshold” represents the amount which would be paid assuming no amount is attributed to their individual performance and each factor attributed to Company performance is paid at the lowest level at which any payout may be made; the “Target” represents the executive’s base salary multiplied by the target award percentage established for the executive; and the “Maximum” represents the maximum amount payable pursuant to the applicable plan assuming the maximum amount is attributed to the executive’s individual performance and each factor attributed to Company performance is paid at the maximum level.

(3)	These columns represent awards of Performance-Based Units. There is no guaranteed minimum payout for these awards.

(4)	The awards reflected in this column represent Time-Based Units.

(5)

The valuation of equity awards is computed in accordance with FASB ASC Topic 718 and based on assumptions set forth in Note 11 to the financial statements filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 21, 2019. The awards are valued as of the date of grant, disregarding any estimate of forfeitures related to service-based vesting conditions. The Performance-Based Units included in this table that vest are settled 100% in shares.

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Description of Fiscal Year 2019 Plan-Based Awards

Non-Equity Incentive Plan Awards

As described above in the CD&A, we maintain two non-equity incentive plans applicable to our NEOs: our CEO Bonus Plan for Mr. Maheswaran and our Executive Bonus Plan for our other NEOs. These plans generally provide a cash payout only in the event certain pre-established Company and business unit performance objectives are met. Under the plans, each NEO has a targeted bonus potential expressed as a percentage of the NEO’s base salary. In fiscal year 2019, payouts to Mr. Maheswaran were based on our non-GAAP operating income; net revenue growth; net revenue growth and EPS growth compared to certain peer companies; and our Board’s assessment of his individual performance. For our other NEOs, payouts were based on our non-GAAP operating income and assessments of business unit and individual performance by our CEO and the Compensation Committee. The applicable performance criteria and targets in place for fiscal year 2019 under our CEO Bonus Plan and the criteria for assessing performance under our Executive Bonus Plan, and the payouts under these plans for our NEOs for fiscal year 2019, are discussed in detail above in the CD&A. Awards under these plans are generally only paid to executives who are employed by the Company on the date awards are paid, which generally occurs in the first quarter following the end of the applicable fiscal year.

Equity Incentive Plan Awards

In fiscal year 2019, we granted three types of equity incentive awards to our NEOs: Stock Options (“NQSOs”), Time-Based Units (“RSUs”) and Performance-Based Units (“PSUs”). The material terms of the NQSOs, RSUs and PSUs are described in the CD&A under the heading “Summary of our Current Executive Compensation Programs – Equity Incentive Awards.”

All equity awards granted in fiscal year 2019 were granted under, and subject to the terms and conditions of, the 2017 Plan and the award certificates applicable to such awards. Awards of RSUs vest over three years from the date of their grant, with the exception of Mr. Chang’s RSUs which vest over four years. Awards of RSUs granted in fiscal year 2019 represent a right to receive one share of Company common stock for each unit subject to the award that vests.

Awards of PSUs generally vest over three years from the date of their grant based on our Total Stockholder Return (“TSR”) relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD), which tracks the S&P Semiconductor Select Industry Index. TSR will be measured from January 29, 2018 and ending on January 27, 2019, January 26, 2020 and January 31, 2021 for each of the three measurement periods. The vested PSUs are payable in an equal number of shares of our common stock.

The NQSO granted to Mr. Chang in fiscal year 2019 was granted with a per-share exercise price equal to the closing market price of a share of the Company’s common stock on the grant date (or, if grant date was not a trading day, as of the last trading day preceding the grant date). This NQSO vests over four years and has a term of six years.

None of the equity incentive awards granted to our NEOs in fiscal year 2019 entitles the recipient to dividend rights, except that awards of RSUs and PSUs include a right to be credited with dividend equivalents that are subject to the same vesting and payment terms as the underlying units to which they relate. As described more fully under the heading “Potential Payments On Termination or Change in Control” below, under certain circumstances the vesting of some or all of our equity awards to our NEOs may be accelerated on the executive’s termination from the Company or on a change in control of the Company.

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Outstanding Equity Awards at Fiscal 2019 Year-End

The following table presents information regarding the outstanding equity awards held by each NEO as of January 27, 2019:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019 (split-adjusted)

	Option Awards					Stock Awards
Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (Per Share) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
MR. MAHESWARAN
3/6/2018 – PSU (4)	–	–	–	–		–	–	93,334	4,645,233
3/6/2018 – RSU (5)	–	–	–	–		65,000	3,235,050	–	–
2/21/2017 – PSU (4)	–	–	–	–		–	–	46,668	2,322,666
2/21/2017 – RSU (5)	–	–	–	–		43,334	2,156,733	–	–
2/23/2016 – NQSO (3)	60,000	30,000	–	17.51	2/23/2022	–	–	–	–
2/23/2016 – RSU (5)	–	–	–	–		27,667	1,376,987	–	–
2/24/2015 – NQSO (3)	35,000	–	–	28.60	2/24/2021	–	–	–	–
TOTAL	95,000	30,000				136,001	6,768,770	140,002	6,967,899
MR. CHUKWU
3/6/2018 – PSU (4)	–	–	–	–		–	–	26,042	1,296,110
3/6/2018 – RSU (5)	–	–	–	–		19,531	972,058	–	–
2/21/2017 – PSU (4)	–	–	–	–		–	–	11,332	563,994
2/21/2017 – RSU (5)	–	–	–	–		10,301	512,681	–	–
2/23/2016 – NQSO (3)	10,000	5,000	–	17.51	2/23/2022	–	–	–	–
2/23/2016 – RSU (5)	–	–	–	–		18,334	912,483	–	–
2/24/2015 – NQSO (3)	15,000	–	–	28.60	2/24/2021	–	–	–	–
2/25/2014 – NQSO (3)	20,000	–	–	24.74	2/25/2020	–	–	–	–
TOTAL	45,000	5,000				48,166	2,397,222	37,374	1,860,104
MR. CHANG
3/6/2018 – NQSO (3)	–	20,000	–	34.75	3/6/2024	–	–	–	–
3/6/2018 – RSU (5)	–	–	–	–		30,000	1,493,100	–	–
TOTAL		20,000				30,000	1,493,100
MR. KIM
3/6/2018 – PSU (4)	–	–	–	–		–	–	22,322	1,110,966
3/6/2018 – RSU (5)	–	–	–	–		16,741	833,200	–	–
2/21/2017 – PSU (4)	–	–	–	–		–	–	11,332	563,994
2/21/2017 – RSU (5)	–	–	–	–		10,301	512,681	–	–
2/23/2016 – NQSO (3)	10,000	5,000	–	17.51	2/23/2022	–	–	–	–
2/23/2016 – RSU (5)	–	–	–	–		18,334	912,483	–	–
2/24/2015 – NQSO (3)	15,000	–	–	28.60	2/24/2021	–	–	–	–
TOTAL	25,000	5,000				45,376	2,258,364	33,654	1,674,960

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019 (split-adjusted)

	Option Awards					Stock Awards
Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (Per Share) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
MR. SILBERSTEIN
3/6/2018 – PSU (4)	–	–	–	–		–	–	18,602	925,822
3/6/2018 – RSU (5)	–	–	–	–		13,951	694,341	–	–
2/21/2017 – PSU (4)	–	–	–	–		–	–	10,302	512,731
2/21/2017 – RSU (5)	–	–	–	–		10,301	512,681	–	–
2/23/2016 – NQSO (3)	998	3,334	–	17.51	2/23/2022	–	–	–	–
2/23/2016 – RSU (5)	–	–	–	–		6,000	298,620	–	–
8/12/2015 – RSU (5)	–	–	–	–		5,000	248,850	–	–
TOTAL	998	3,334				35,252	1,754,492	28,904	1,438,553

Legend
NQSO	Stock Options	PSU	Performance-Based Units
RSU	Time-Based Units

(1)

The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Number of Shares or Units of Stock That Have Not Vested” column by $49.77 (the closing price of the Company’s common stock on January 25, 2019, the last trading day of fiscal year 2019).

(2)

The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested” column by $49.77 (the closing price of the Company’s common stock on January 25, 2019, the last trading day of fiscal year 2019).

(3)	The NQSOs have a time-based vesting schedule and vest in approximately equal annual installments on the anniversary date of the applicable grant, as follows:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date
3/6/2018	3/6/2019	3/6/2020	3/6/2021	3/6/2022
2/23/2016	2/23/2017	2/23/2018	2/23/2019	–
2/24/2015	2/24/2016	2/24/2017	2/24/2018	–
2/25/2014	2/25/2015	2/25/2016	2/25/2017	–

(4)

The PSUs granted in fiscal year 2018 vest based on our total stockholder return (“TSR”) relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD), which tracks the S&P Semiconductor Select Industry Index. TSR will be measured from January 30, 2017 and ending on January 28, 2018, January 27, 2019 and January 26, 2020 for each of the three measurement periods. The first measurement period resulted in 58.2% of the target number of units in the first vesting tranche, the vesting tranche corresponding to that measurement period and covering one-third of the target number of units in the total award, vesting as of the last day of fiscal year 2018. The second measurement period resulted in 158.10% of the target number of units in the second vesting tranche, the vesting tranche corresponding to that measurement period and covering one-third of the target number of units in the total award, vesting as of the last day of fiscal year 2019. The amount reported in the table above represents the maximum number of PSUs that are eligible to vest for the fiscal year 2020 measurement period.

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The PSUs granted in fiscal year 2019 vest based on our TSR relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD), which tracks the S&P Semiconductor Select Industry Index. TSR will be measured from January 28, 2018 and ending on January 29, 2019, January 26, 2020 and January 31, 2021 for each of the three measurement periods. The first measurement period resulted in 180.18% of the target number of units in the first vesting tranche, the vesting tranche corresponding to that measurement period and covering one-third of the target number of units in the total award, vesting as of the last day of fiscal year 2019. The amount reported in the table above represents the maximum number of PSUs that are eligible to vest for the fiscal year 2020 and fiscal year 2021 measurement periods.

(5)

The Time-Based Units have a time-based vesting schedule and vest in approximately equal annual installments as set forth in the following table, except that the RSUs awarded to Mr. Chang on March 6, 2018 vest in approximately equal annual installments over four years after the grant date of the award:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date
3/6/2018	3/6/2019	3/6/2020	3/6/2021	3/6/2022
2/21/2017	2/21/2018	2/21/2019	2/21/2020	–
2/23/2016	2/23/2017	2/23/2018	2/23/2019	–
8/12/2015	8/12/2016	8/12/2017	8/12/2018	8/12/2019

Option Exercises and Stock Vested in Fiscal Year 2019

The following table identifies option awards that were exercised by our NEOs during fiscal year 2019 and other stock awards that vested during fiscal year 2019 that were previously granted to our NEOs:

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Mr. Maheswaran	174,480	3,049,777	398,121	19,814,482
Mr. Chukwu	13,000	251,290	86,994	4,329,691
Mr. Chang	–	–	–	–
Mr. Kim	40,000	816,521	80,035	3,983,342
Mr. Silberstein	34,668	825,723	58,364	2,904,776

(1)

The dollar amounts shown in the table above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in the table above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation – Fiscal Year 2019

Certain of our NEOs elect to receive some of their compensation on a deferred basis under the Deferred Compensation Plan. A participant may elect to defer up to 80% of his or her base salary and performance-based compensation. Under the Company’s current matching program under the Deferred Compensation Plan, the Company matches, on a dollar-for-dollar basis, up to the first 10% of employee base salary contributions for our CEO, our Chief Financial Officer and our General Counsel, up to the first 8% for participants at the Vice President level, and up to the first 5% for all other participants. Participants are always 100% vested in their deferrals and the earnings thereon. Matching contributions made by the Company vest 25% on December 31st of the calendar year during which the contribution is made. Thereafter, vesting continues 25% on December 31st for each of the following three calendar years. Amounts in participant accounts may generally be deferred until a specified date, death, disability, a change in control, or termination of employment. At the participant’s election, deferrals will generally be paid in a

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lump sum or in annual installments over a period of up to 20 years. Withdrawals may be made for unforeseeable emergencies and some amounts (generally pre-2005 deferrals) may be withdrawn subject to a penalty. Earnings on the account of each executive are credited to such executive based on the performance of investment vehicles chosen by the executive from a selection offered to all plan participants by the plan’s administrator. Executives may elect to change the investment vehicles applicable to their accounts at any time. The earnings associated with the Deferred Compensation Plan are related to plan participant elections made in relation to the available mutual fund investment choices as provided through the Deferred Compensation Plan.

Prior to fiscal year 2019, we granted certain RSU awards to our NEOs that provided for payment of any vested units subject to the award to be deferred and not made until six months after the executive’s employment with the Company terminates (referred to as “Ownership Stock Units” or “OSUs”).

The following table presents information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during fiscal year 2019, and the total deferred amounts for the NEOs at the end of fiscal year 2019:

NONQUALIFIED DEFERRED COMPENSATION – FISCAL YEAR 2019

Name	Executive Contributions In Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (4) ($)
Mr. Maheswaran	61,769	61,769	(287,579)	–	4,449,078
Mr. Chukwu	79,423	39,712	(130,499)	(130,220)	2,711,217
Mr. Chang	21,000	21,000	(674)	–	41,326
Mr. Kim	122,349	28,661	(190,776)	(3,609)	2,737,866
Mr. Silberstein	144,062	28,615	(59,610)	(26,751)	1,567,448

(1)

These amounts consist of base salary deferred under the Deferred Compensation Plan in fiscal year 2019. Base salary deferrals for each of the NEOs to the Deferred Compensation Plan in fiscal year 2019 were as follows: Mr. Maheswaran, $61,769; Mr. Chukwu, $79,423; Mr. Chang, $21,000; Mr. Kim, $122,349; and Mr. Silberstein, $144,062. All of these amounts have been included in the “Base Salary” column of the “Summary Compensation Table – Fiscal Year 2019” above.

(2)	All of the amounts reported as “Registrant Contributions in the Last Fiscal Year” are included in the “All Other Compensation” column of the “Summary Compensation Table – Fiscal Year 2019” above.

(3)

These amounts consist of earnings credited under the Deferred Compensation Plan for fiscal year 2019 with respect to deferrals made under that plan and the appreciation in value during fiscal year 2019 (after the date of vesting of the units) of OSUs. No portion of these earnings on deferred compensation is considered to be at above-market rates under SEC rules; thus no such earnings are included as compensation in the “Summary Compensation Table – Fiscal Year 2019” above.

(4)

These amounts consist of the NEO’s fiscal year-end balance under the Deferred Compensation Plan as well as the fiscal year-end value of the executive’s vested OSUs (the payment of which is delayed until six months after the executive’s employment with the Company terminates). Deferred Compensation Plan balances include unvested amounts attributable to the Company’s contributions and earnings thereon. All amounts within the “Aggregate Balance at Last Fiscal Year End” column for each NEO were included in Summary Compensation Tables for previous years, to the extent the executive was named in such tables and the amounts were so required to be reported in such tables and with the value of OSUs included in the year of grant of those units based on the grant date fair value of the award.

The Deferred Compensation Plan balance for each of the NEOs at the end of fiscal year 2019 was as follows: Mr. Maheswaran, $3,518,379; Mr. Chukwu, $2,153,793; Mr. Chang, $41,326; Mr. Kim $2,185,419; and Mr. Silberstein, $736,289. The value of vested OSUs held by each of the NEOs at the end of fiscal year 2019 was as follows: Mr. Maheswaran, $930,699; Mr. Chukwu, $557,424; Mr. Kim, $552,447; and Mr. Silberstein, $831,159. These values are based on a value of $49.77 per share, which was the closing price of the Company’s common stock on January 25, 2019, the last trading day of fiscal year 2019.

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Potential Payments On Termination or Change in Control

Executive Change in Control Retention Arrangements

We maintain the CIC Plan. The CIC Plan is designed to provide incentives for eligible executive officers to exert maximum efforts for the Company’s success, and to retain those persons, even in the face of a potential “change in control” (as defined in the CIC Plan). The Compensation Committee administers the CIC Plan. Eligible persons under the CIC Plan are limited to certain executive officers of the Company who are designated by the Compensation Committee as eligible to participate in the CIC Plan. Mr. Maheswaran’s Offer Letter includes certain severance protections, discussed below. Accordingly, he does not participate in the CIC Plan.

Under the CIC Plan, a “change in control” is generally defined to include any of the following: (1) an acquisition by any individual, entity or group of more than 30% of the outstanding shares of the Company’s common stock or the outstanding voting securities of the Company (provided that if such an acquisition was specifically approved in advance by the Board, the reference to “30%” in this clause (1) shall instead be “50%”); (2) certain majority changes in the Board; (3) certain reorganizations, mergers, dispositions, or consolidations of the Company, or certain sales of substantially all of the Company’s assets; and (4) a dissolution or liquidation of the Company.

The CIC Plan provides for certain severance benefits if the participant’s employment with the Company terminates in certain circumstances in connection with a change in control. If the CIC Plan participant’s employment is terminated by the Company other than for “cause” or by the participant for “good reason” (as such terms are defined in the CIC Plan), in either case during a “change in control window,” the participant will be entitled to receive specified severance benefits. The severance benefits that would be provided in these circumstances to each of our Named Executive Officers who is a CIC Plan participant are as follows:

(1)

a cash severance benefit equal to (A) one times the sum of the participant’s annual base salary rate (at the highest annual rate during the six-month period prior to the change in control) plus the participant’s target bonus amount (equal to the greater of the target bonus for the fiscal year in which the participant’s employment with the Company terminates or the immediately preceding fiscal year), and (B) a pro-rata target bonus (based on the portion of the year the participant was employed by the Company) for the fiscal year in which the participant’s employment with the Company terminates;

(2)	payment or reimbursement of the participant’s premiums to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months;

(3)	pursuant to the terms of the Deferred Compensation Plan, accelerated vesting of any unvested account balance under such plan; and

(4)

unless otherwise provided for in the applicable award agreement or the participant’s CIC Plan participation agreement, accelerated vesting of any unvested Company equity awards subject to only time-based vesting conditions (including any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a change in control (as described below)).

The CIC Plan generally defines a “change in control window” as the period (1) beginning on the earlier of (a) 90 days prior to a change in control or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control (provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a change in control), and (2) ending on the second anniversary of such change in control. A CIC Plan participant’s right to receive the severance benefits under the CIC Plan described above is contingent on the participant providing a general release of claims in favor of the Company and the participant complying with certain restrictive covenants in favor of the Company.

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The CIC Plan does not provide for automatic accelerated vesting of equity awards upon a change in control transaction. The CIC Plan does not include a tax “gross-up” provision. Instead, if any payments or benefits to be received by a participant in the CIC Plan in connection with a change in control of the Company would be subject to any Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any such Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

Under the CIC Plan, upon the occurrence of a change in control, and unless otherwise expressly provided for in an applicable award agreement or a participant’s CIC Plan participation agreement, as to any then outstanding and unvested Company equity awards that are subject to performance-based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time-based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time-based vesting equity awards as described above).

Unless extended by the Board or the Compensation Committee, the CIC Plan will automatically terminate on December 19, 2019, provided that if a change in control occurs during the term of the CIC Plan then in effect, the term of the CIC Plan will not terminate earlier than the second anniversary of such change in control. The Company (acting through the Board or the Compensation Committee) may amend or terminate the CIC Plan at any time, but no amendment or termination that occurs within a change in control window will apply to a participant until the later of (a) the expiration of such change in control window or (b) three months after the Compensation Committee provides the participant with written notice of such amendment or termination, unless the participant consents to the amendment or termination or the amendment or termination does not adversely affect the participant.

Mr. Maheswaran’s Offer Letter

As noted above, Mr. Maheswaran does not participate in the CIC Plan. Instead, Mr. Maheswaran is entitled to certain severance benefits in connection with a termination of his employment under the circumstances described below pursuant to the terms of his Offer Letter. In the event Mr. Maheswaran’s employment with the Company is terminated for reasons other than his death, disability or “cause” (as defined in the Offer Letter), or if he terminates his employment for “good reason” (as defined in the Offer Letter) within 30 days of an event giving rise to good reason, Mr. Maheswaran will be entitled to receive the following severance benefits:

(1)	a cash severance benefit equal to 12 months of his annual salary; and

(2)	12 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage.

In the event Mr. Maheswaran’s employment by the Company is terminated under the circumstances described above and such termination of employment occurs during a “change in control window” (as defined in the Offer Letter), Mr. Maheswaran will be entitled to receive the following severance benefits:

(1)

a cash severance benefit equal to (A) two times the sum of his annual base salary rate plus his target bonus (each as in effect on the date of his termination of employment), and (B) a pro-rata target bonus (based on the portion of the year Mr. Maheswaran was employed by the Company) for the fiscal year in which his employment with the Company terminates;

(2)	24 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage;

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(3)	pursuant to the terms of the Deferred Compensation Plan, accelerated vesting of any unvested account balance under such plan; and

(4)

unless otherwise provided for in the applicable award agreement or the Offer Letter, accelerated vesting of any unvested Company equity awards subject to only time-based vesting conditions (including any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a “change in control” (as described below)).

For purposes of the Offer Letter, the terms “change in control” and “change in control window” have the same meanings as provided under the CIC Plan.

Mr. Maheswaran’s right to receive the severance benefits described above is contingent on him providing a general release of claims in favor of the Company and complying with certain restrictive covenants in favor of the Company.

Mr. Maheswaran is not entitled to a tax gross-up for any Excise Tax. Instead, if any payment or benefit received by Mr. Maheswaran in connection with a change in control of the Company would be subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent Mr. Maheswaran from incurring any such Excise Tax or be paid in full (with Mr. Maheswaran paying any Excise Tax due), whichever places Mr. Maheswaran in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

The Offer Letter provides that, upon the occurrence of a change in control, and unless otherwise expressly provided for in an applicable award agreement, as to any then outstanding and unvested Company equity awards that are subject to performance-based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time-based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time-based vesting equity awards under the severance provisions of the Offer Letter as described above).

Equity Awards

Awards (including stock options, restricted stock and Time-Based Units, but not Performance-Based Units) under the 2008 Long-Term Equity Incentive Plan (the “2008 Plan”), the 2013 Long-Term Equity Incentive Plan (the “2013 Plan”), and the 2017 Long-Term Equity Incentive Plan (the “2017 Plan”) generally vest on an accelerated basis if, within 12 months following a “change in control,” the holder’s employment is terminated by the Company without cause or a “constructive termination” of the executive occurs (as those terms are defined in the award agreements). If a termination of employment is as a result of death or “disability” (as defined in the award agreement), Performance-Based Units will continue to be eligible to vest following the termination of employment; provided, however, that any Performance-Based Units that would vest at the end of the performance period based on attainment of the performance criteria will be pro-rated based on the number of whole months of participation in the performance period before the death or disability. Performance-Based Units and other awards are also subject to accelerated vesting pursuant to the terms of the CIC Plan or Mr. Maheswaran’s Offer Letter, as applicable. On the occurrence of certain mergers, reorganizations, consolidations and other corporate events with respect to the Company, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of outstanding awards, then each then-outstanding award granted under the 2008 Plan, the 2013 Plan and the 2017 Plan will vest and be exercisable or payable and if not exercised (to the extent such award contains an exercise feature), will terminate.

The Performance-Based Units are subject to a performance measurement and do not automatically convert to the “target” number of shares in connection with a change in control (even if the awards are to be

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EXECUTIVE COMPENSATION

terminated in connection with the change in control), notwithstanding the provisions of the CIC Plan and Mr. Maheswaran’s Offer Letter. For a discussion of the treatment of the 2019 PSU Awards in connection with a change in control, see “Change in Control Benefits – Equity Plan Change in Control Benefits” in the Compensation Discussion and Analysis section above.

The Deferred Compensation Plan

Participants in the Deferred Compensation Plan, including our NEOs, may elect on initial enrollment to have their vested account balances distributed on a change in control. Participants become 100% vested in Company contributions on the following termination events: death; “disability” (as defined in the Deferred Compensation Plan); or involuntary termination of employment within 18 months of a “change in control” (as defined in the Deferred Compensation Plan).

Death Benefit

The Company owns life insurance policies on the lives of certain of its executives, including Messrs. Maheswaran, Chukwu and Kim. In connection with these arrangements, the Company has agreed that if Mr. Maheswaran, Mr. Chukwu, or Mr. Kim dies while employed by the Company, the Company will pay to the executive’s beneficiary or estate a death benefit of $250,000.

Mr. Maheswaran

The table below sets forth potential benefits that Mr. Maheswaran would be entitled to receive from the Company on a termination of his employment under the circumstances described above or on a change in control event, assuming occurrence on January 27, 2019. The calculations and results reported in this table make certain assumptions that may or may not correlate to actual events that may occur, and determinations the Company and Mr. Maheswaran may make, on the occurrence of an applicable event.

BENEFITS PAYABLE TO MR. MAHESWARAN ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 27, 2019

	Benefits per Offer Letter
Reason for Termination	Base Salary ($)	Non-Equity Incentives ($)	Welfare Insurances ($)	Vesting of Equity Based Awards (1) ($)	Other Benefits (3) ($)	Total (2) ($)
Voluntary Resignation	–	–	–	–	–	–
Resignation For Good Reason or Termination Without Cause	620,000	–	25,570	–	–	645,570
Termination For Cause	–	–	–	–	–	–
Death or Disability	–	–	–	–	250,000	250,000
Change In Control (1)	–	–	–	17,951,789	–	17,951,789
Certain Terminations In Connection With a Change In Control (1)	1,240,000	2,325,000	54,208	–	–	3,619,208

(1)

This presentation assumes that all equity awards will accelerate and be terminated in connection with a change in control of the Company. However, under the terms of the various plans and award agreements, awards generally will not automatically accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

For purposes of this presentation, assuming the equity awards held by a Named Executive Officer were to accelerate on a change in control, the value of those awards has been determined as follows: The closing price of the Company’s common stock on January 25, 2019, the last trading day of its fiscal year 2019, was $49.77. As to outstanding options, the value of the options included reflects the difference between that closing price and the applicable exercise price of the option, multiplied by the number of shares of the Company’s common stock subject to the options held by Mr. Maheswaran that would have vested at the end of the

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fiscal year. As to restricted stock unit awards, the value of the shares underlying the awards held by Mr. Maheswaran that would have vested at the end of the fiscal year has been included based on that closing price. We estimated as of January 27, 2019 (the last day of the Company’s fiscal year 2019), based on the performance metrics associated with the awards, and taking into consideration the shortened performance periods for each award as applicable for the purposes of these calculations, that the Performance-Based Units held by Mr. Maheswaran on that date would vest as follows: the awards granted on February 21, 2017 (fiscal year 2018) were estimated to vest at 158% of the target number of shares subject to the awards and the awards granted on March 6, 2018 (fiscal year 2019) were estimated to vest at 180% of the target number of shares subject to the awards. As noted in the preceding sentence, the Performance-Based Units granted in fiscal years 2018 and 2019 would be presumed to meet the applicable pro-rated performance goals required for vesting performance over the shortened performance period ending on January 27, 2019. Accordingly, for the purposes of these calculations, we have calculated the applicable vested shares per the methods described above and included the value of the same in these calculations based on the portion of the award we have assumed would vest on the change in control and applying the January 25, 2019 closing price of a share of the Company’s common stock to the number of shares subject to that portion of the award.

If Mr. Maheswaran’s equity awards had been assumed and continued following a change in control, and then the awards vested pursuant to Mr. Maheswaran’s Offer Letter pursuant to a termination of employment that triggered the severance protections of his Offer Letter at the end of fiscal year 2019, the aggregate value of the equity awards held by Mr. Maheswaran that would have vested in connection with his termination of employment in these circumstances is $11,210,963 instead of (not in addition to) the $17,951,789 reflected on the “Change in Control” line in the table above as a result of applying the “target” payment levels to the Performance-Based Units.

(2)

Pursuant to the terms of his Offer Letter, if any payment or benefit received by Mr. Maheswaran in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent Mr. Maheswaran from incurring any such Excise Tax (a “280G Cutback”) or be paid in full (with Mr. Maheswaran paying any Excise Tax due), whichever places Mr. Maheswaran in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax). This presentation assumes that Mr. Maheswaran would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2019.

(3)	Reflects vesting of unvested Company matching contributions under the Deferred Compensation Plan of $0 and, if Mr. Maheswaran died while employed by the Company, a death benefit of $250,000.

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EXECUTIVE COMPENSATION

Other Named Executive Officers

The table below sets forth potential benefits that Messrs. Chukwu, Chang, Kim, and Silberstein (the “Other Executives”) would be entitled to receive from the Company on a termination of their employment under the circumstances described above or on a change in control event, assuming occurrence on January 27, 2019. The calculations and results reported in this table make certain assumptions that may or may not correlate to actual events that may occur, and determinations the Company and the particular Named Executive Officer may make, on the occurrence of an applicable event.

BENEFITS PAYABLE TO OTHER EXECUTIVES ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 27, 2019

Reason for Termination	Base Salary ($)	Bonus ($)	Payment of Medical Benefits Premiums ($)	Vesting of Equity Based Awards (1) ($)	Other Benefits (2) ($)	Total (3) ($)
Termination Without Cause
Mr. Chukwu	–	–	–	–	–	–
Mr. Chang	–	–	–	–	–	–
Mr. Kim	–	–	–	–	–	–
Mr. Silberstein	–	–	–	–	–	–
Death or Disability
Mr. Chukwu	–	–	–	–	250,000	250,000
Mr. Chang	–	–	–	–	16,003	16,003
Mr. Kim	–	–	–	–	250,000	250,000
Mr. Silberstein	–	–	–	–	52,282	52,282
Change In Control (1)
Mr. Chukwu	–	–	–	5,293,247	–	5,293,247
Mr. Chang	–	–	–	1,793,500	–	1,793,500
Mr. Kim	–	–	–	4,895,037	–	4,895,037
Mr. Silberstein	–	–	–	3,978,655	–	3,978,655
Certain Terminations In Connection With a Change In Control (1)
Mr. Chukwu	400,000	640,000	25,570	–	–	1,065,570
Mr. Chang	325,000	390,000	10,425	–	16,003	741,428
Mr. Kim	360,000	576,000	17,873	–	–	953,873
Mr. Silberstein	360,000	540,000	25,454	–	52,282	977,736

(1)

This presentation assumes that all equity awards will accelerate and be terminated in connection with a change in control of the Company. However, under the terms of the various plans and award agreements, awards generally will not automatically accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

For purposes of this presentation, assuming the equity awards held by a Named Executive Officer were to accelerate on a change in control, the value of those awards has been determined as follows: The closing price of the Company’s common stock on January 25, 2019, the last trading day of its fiscal year 2019, was $49.77. As to outstanding options, the value of the options included reflects the difference between that closing price and the applicable exercise price of the option, multiplied by the number of shares of the Company’s common stock subject to the options held by the executive that would have vested at the end of the fiscal year. As to restricted stock and restricted stock unit awards, the value of the shares underlying the awards that would have vested at the end of the fiscal year has been included based on that closing price. We estimated as of January 27, 2019 (the last day of the Company’s fiscal year 2019), based on the performance metrics associated with the awards, and taking into consideration the shortened performance periods for each award as applicable for the purposes of these calculations, that the Performance-Based Units held by the Named Executive Officers on that date would vest as follows: the awards granted on February 21, 2017 (fiscal year 2018) were estimated to vest at 158% of the target number of shares subject to the awards and the awards granted on March 6, 2018 (fiscal year 2019) were estimated to vest at 180% of the target number of shares subject to the

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awards. As noted in the preceding sentence, the Performance-Based Units granted in fiscal years 2018 and 2019 would be presumed to meet the applicable pro-rated performance goals required for vesting performance over the shortened performance period ending on January 27, 2019. Accordingly, for the purposes of these calculations, we have calculated the applicable vested shares per the methods described above and included the value of the same in these calculations based on the portion of the award we have assumed would vest on the change in control and applying the January 25, 2019 closing price of a share of the Company’s common stock to the number of shares subject to that portion of the award.

If the Other Executives’ equity awards had been assumed and continued following a change in control, and then the awards vested pursuant to the terms of the CIC Plan (as to the executives who participate in that plan) pursuant to a termination of employment that triggered the severance protections of the CIC Plan at the end of fiscal year 2018, the aggregate value of the equity awards held by each of the Other Executives that would have vested in connection with his termination of employment in these circumstances is $3,290,340 in the case of Mr. Chukwu, $3,093,052 in the case of Mr. Kim and $2,256,549 in the case of Mr. Silberstein (each of these amounts is instead of (not in addition to) the amount reported on the Change In Control line in the table above and the larger amount is as a result of applying the “target” payment levels to the Performance-Based Units). Mr. Chang did not have any Performance-Based Units at the end of the fiscal year.

(2)

Reflects vesting of unvested Company matching contributions under the Deferred Compensation Plan as $16,003 for Mr. Chang, as $52,282 for Mr. Silberstein and, in the event of their death while employed by the Company, a death benefit of $250,000 for Messrs. Chukwu and Kim.

(3)

Pursuant to the terms of the CIC Plan, if any payment or benefit received by an Other Executive participating in that plan in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent the executive from incurring any such Excise Tax (a “280G Cutback”) or be paid in full (with the executive paying any Excise Tax due), whichever places the executive in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax). This presentation assumes that the Other Executives participating in the CIC Plan would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2019.

CEO PAY-RATIO DISCLOSURE

Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for fiscal year 2019 was $6,172,304, and the median of the total fiscal year 2019 compensation of all of our employees (excluding our CEO) was $81,407. Accordingly, we estimate the ratio of our CEO’s total compensation for fiscal year 2019 to the median of the total fiscal year 2019 compensation of all of our employees (excluding our CEO) to be 75 to 1.

We identified the median employee by taking into account the total cash compensation paid for fiscal year 2019 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on January 27, 2019, the last day of our fiscal year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for fiscal year 2019, and we did not annualize the compensation for any employees who were not employed by us for all of fiscal year 2019. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for fiscal year 2019 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company currently maintains and administers the following stock-based compensation plans. The plans are:

•	2017 Long-Term Equity Incentive Plan (the “2017 Plan”)

•	2013 Long-Term Equity Incentive Plan (the “2013 Plan”)

•	2008 Long-Term Equity Incentive Plan (the “2008 Plan”)

•	2009 Long-Term Equity Inducement Plan (the “Inducement Plan”)

•	Plans assumed in connection with the acquisition of Sierra Monolithics, Inc. (“SMI”) in December 2009

•	Long-Term Stock Incentive Plan (the “1998 Plan”)

The Company’s 2017 Plan was approved by the Company’s stockholders on June 15, 2017. The 2013 Plan, 2008 Plan and 1998 Plan were also approved by the Company’s stockholders. However, no new awards can be granted under the 2013 Plan, under the 2008 Plan, or under the 1998 Plan.

For more information about the Inducement Plan, see “Semtech Corporation 2009 Long-Term Equity Inducement Plan” below.

In connection with the Company’s acquisition of SMI, the Company assumed the outstanding options under the SMI 2000 and 2007 Plans. These Plans provided for grants to employees, non-employee directors and consultants of stock options under the 2000 Plan and the 2007 Plan, as well as grants of stock appreciation rights, dividend equivalent rights, restricted stock and restricted stock units under the 2007 Plan. No new awards may be granted under these Plans.

The following table sets forth information with respect to shares of Company common stock that may be issued under our equity compensation plans as of January 27, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the issued column)
Equity compensation plans approved by security holders	3,373,876	$29.04	12,470,289	(3)
Equity compensation plans not approved by security holders	–	–	64,686	(4)
Total	3,373,876	$29.04	12,534,975

(1)

Includes the maximum number of shares potentially issuable in connection with Performance-Based Unit awards. This number also includes 42,054 shares that are subject to options granted under the 2008, 2013, and 2017 Plans to employees outside of the United States. In light of applicable tax laws, these options have a longer term than the six-year term generally provided for options granted under the plan, and for purposes of determining the number of shares available for award grant purposes under the plan, are subject to the share-counting ratio for “full-value awards.”

(2)

Outstanding restricted stock awards, Time-Based Unit awards, Performance-Based Unit awards and OSUs do not have an exercise price and therefore, are not included in calculating the weighted-average exercise price of outstanding options. The information presented in this table excludes options assumed by the Company in connection with the Company’s acquisition of SMI in December 2009. As of January 27, 2019, 348 shares of the Company’s common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $7.97 per share.

(3)

All of these shares of our common stock remain available for future issuance under our 2017 Plan and may be granted as incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards, Performance-Based Unit awards, executive ownership restricted stock unit awards, stock bonuses, and other stock awards authorized under the 2017 Plan. Shares

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issued in respect of any “full-value award” granted under the 2017 Plan (generally, a “full-value award” is an award other than a stock option or stock appreciation right) are counted against the overall 2017 Plan share limit as 2.6 shares for every one share issued in connection with such award. Any shares subject to a stock option, and 2.6 times the number of shares subject to a full-value award, granted under the 2013 Plan, the 2008 Plan, or the 1998 Plan that expires, or for any reason is cancelled or terminated, also become available for award grant purposes under the 2017 Plan.

(4)	These shares remain available under the Inducement Plan.

Our equity compensation plan not approved by security holders is the Inducement Plan. In connection with the Company’s acquisition of SMI in December 2009, the Compensation Committee adopted the Inducement Plan effective December 7, 2009. The objective of the Inducement Plan is to provide incentives to attract, retain, and motivate eligible persons whose potential contributions are important to promote the Company’s long-term success and the creation of stockholder value, especially as it relates to SMI, which is now a subsidiary of the Company. The Inducement Plan is intended to comply with NASDAQ Listing Rule 5635(c)(4), which governs granting certain awards as a material inducement to an individual entering into employment with the Company. The Inducement Plan was used to grant restricted stock units to certain SMI employees who joined the Company following the acquisition. Following the acquisition, the Inducement Plan has been and may be used for new hire equity grants with respect to individuals who are hired by the Company primarily to provide services to SMI, should the Board or Compensation Committee of the Board determine to do so in the future.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

– reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 27, 2019 with the Company’s management and with the Company’s independent registered public accounting firm, Deloitte & Touche LLP;

– discussed with Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

– received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and discussed the independence of Deloitte & Touche LLP with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended January 27, 2019 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted by THE AUDIT COMMITTEE

James T. Lindstrom, Chair	James P. Burra	Saar Gillai	Sylvia Summers

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal Number 2)

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as the Company’s principal accountant to perform independent audit services for fiscal year 2020.

Ratification of the appointment of the independent registered public accounting firm is not required by our Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Board will reconsider whether to retain Deloitte and may decide to retain them notwithstanding the vote. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NUMBER 2

Independent Registered Public Accounting Firm

In connection with the audit of our financial statements for the fiscal year ended January 27, 2019, we entered into an engagement letter with Deloitte which set forth the terms for Deloitte’s performance of the audit services. The agreement provides for alternative dispute resolution.

During fiscal year 2019, each new audit and non-audit engagement of Deloitte was approved in advance by the Audit Committee or its Chairman, and none of those engagements made use of the de minimis exception contained in SEC rules. The Audit Committee has considered the nature and scope of the non-audit services provided by Deloitte and has concluded that Deloitte’s performance of these services is compatible with the auditor’s independence.

The following table sets forth the aggregate fees billed, or expected to be billed, by Deloitte for the audit of our financial statements for fiscal years 2019 and 2018, and for audit and non-audit services rendered by Deloitte for that year:

	Fiscal Year 2018	Fiscal Year 2019
Audit Fees	$1,838,925	$1,773,832
Audit-Related Fees	–	–
Tax Fees:
Tax Compliance Fees	363,100	501,500
Other Tax Fees	347,500	137,500
All Other Fees	–	–
Total	$2,549,525	$2,412,832

The amounts set forth in the table above include amounts paid to Deloitte as reimbursement for out-of-pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non-U.S. jurisdictions on the amount billed by Deloitte.

Audit Fees. This category includes fees for the audit of the Company’s financial statements and internal control over financial reporting, and for review of the financial statements included in the Company’s

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal Number 2)

quarterly reports on Form 10-Q. This category also includes services the auditor provided in connection with international and domestic statutory and regulatory filings and services only the Company’s independent registered public accounting firm can provide, specifically assistance with SEC filings, comment letters, and interpretation of accounting principles.

Tax Fees.

Tax Compliance Fees. This category includes fees for assistance with tax return preparation, tax compliance, and transfer pricing.

Other Tax Fees. This category includes fees for assistance with tax consulting services in connection with international entity formation and operation and consulting regarding assessment of new tax rules and regulations.

All Other Fees. This category includes fees for services not captured in the above categories.

Policy on Audit Committee Pre-Approval

of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the firm for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chairman must report his pre-approval decisions to the Audit Committee at its next scheduled meeting. All engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chairman between meetings.

The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm during fiscal years 2018 and 2019.

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ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (Proposal Number 3)

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our stockholders an opportunity to cast a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC and set forth in this Proxy Statement (including the CD&A, compensation tables and narratives accompanying those tables). This non-binding advisory vote is also referred to as a “say-on-pay” vote.

As described more fully in the CD&A, the Company’s executive compensation program is designed to align the interests of our executives with the interests of our stockholders, hold our executives accountable for performance, and attract, retain and motivate qualified and high-performing executives. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of annual incentives and long-term incentives. The general goals and structure of our executive compensation program remain the same as in the prior year, when the compensation of our Named Executive Officers identified in our 2018 Proxy Statement received the support of approximately 96% of the votes cast on our say-on-pay proposal at our June 2018 annual meeting.

For these reasons, we recommend that stockholders vote in favor of the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions for our Named Executive Officers.

The Company’s current policy is to provide stockholders with an opportunity to vote on the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2020 Annual Meeting of Stockholders.

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OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

84  |  Semtech Corporation 2019 Proxy Statement

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., (Eastern Time), on June 12, 2019. Online Go to www.investorvote.com/SMTC or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SMTC Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold 01 - James P. Burra 04 - Saar Gillai 07 - James T. Lindstrom 10 - Sylvia Summers 02 - Rodolpho C. Cardenuto 05 - Rockell N. Hankin 08 - Mohan R. Maheswaran For Withhold 03 - Bruce C. Edwards 06 - Ye Jane Li 09 - Carmelo J. Santoro For Withhold 2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year. For Against Abstain 3. Advisory resolution to approve executive compensation. For Against Abstain B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. 1UPX C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 4 1 4 5 1 3

Semtech Corporation 2019 Annual Meeting of Stockholders June 13, 2019,11:00 a.m.Pacific Time Courtyard Marriott 4994 Verdugo Way,Camarillo,California 93012 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.investorvote.com/SMTC Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SMTC IF VOTING BY MAIL,SIGN,DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Semtech Corporation Notice of 2019 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting – June 13,2019 Mohan R. Maheswaran and Emeka N. Chukwu, or each of them, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 13, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder.If no such directions are indicated,the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address – Please print new address below. Comments – Please print your comments below.